As filed with the Securities and Exchange Commission on December 5, 2017
Registration No. 333-221641

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1665523 (I.R.S. Employer Identification No.)
Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800	Matthew T. Funke Executive Vice President and Chief Financial Officer Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (847) 653-1992
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C. MICHAEL S. SADOW, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	LEE J. VIOREL, ESQUIRE Lowther Johnson Attorneys at Law, LLC 901 St. Louis Street, 20th Floor Springfield, MO 65806 Telephone: (417) 866-7777

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. □

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer □		Accelerated filer ■
Non-accelerated filer □	(Do not check if a smaller reporting company)	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                 □
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer       □

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	432,000 shares(2)	N/A	$7,151,379 (3)	$890.35*

(1)
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Southern Missouri Bancorp, Inc. ("Southern Missouri") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the estimated maximum number of shares of common stock of Southern Missouri issuable upon completion of the merger described in this registration statement, in exchange for shares of the common stock of Southern Missouri Bancshares, Inc. ("SM Bancshares").

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f)(2) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the shares of Southern Missouri common stock registered hereby is equal to (A) $10,966,943, which is the book value of the estimated maximum number of shares of SM Bancshares common stock to be exchanged in the merger as of September 30, 2017, the latest practicable date prior to the filing of this registration statement, minus (B) $3,815,564, which is the estimated maximum amount of cash consideration payable by Southern Missouri in the merger.

*Previously Paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SOUTHERN MISSOURI BANCSHARES, INC.

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Southern Missouri Bancshares, Inc. Shareholder:

The boards of directors of Southern Missouri Bancorp, Inc., which we refer to as "Bancorp," and Southern Missouri Bancshares, Inc., which we refer to as "SM Bancshares," have each approved a merger of our two companies.  Under the merger agreement, SM Bancshares will merge with and into Bancorp, with Bancorp being the surviving corporation, on the terms and conditions set forth in the merger agreement. Following completion of the merger, SM Bancshares' wholly owned bank subsidiary, Southern Missouri Bank of Marshfield, which we refer to as "SMB," will merge with and into Bancorp's wholly owned bank subsidiary, Southern Bank, with Southern Bank being the surviving bank.
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  As of September 30, 2017, SM Bancshares' consolidated equity capital, as adjusted for estimated transaction and contract termination costs, was $10.9 million.   Based on this amount, if the merger were completed in October 2017, the aggregate merger consideration would be $15.3 million ($10.9 million x 1.4).  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Bancorp common stock.
The cash consideration paid for each share of SM Bancshares common stock, which we refer to as the "per share cash consideration," will be equal to 25% of the aggregate merger consideration divided by the number of shares of SM Bancshares common stock issued and outstanding immediately prior to the merger.  The stock consideration paid for each share of SM Bancshares common stock, which we refer to as the "per share stock consideration," will be a number of shares of Bancorp common stock equal to three times the per share cash consideration divided by $31.80, the average closing price of Bancorp common stock for the 20 trading day period ending on and including the fifth trading day preceding August 17, 2017 (the date of the merger agreement), which we refer to as the "average Bancorp common stock price."
Assuming aggregate merger consideration of $15.3 million, the per share cash consideration would be $96.95 and the per share stock consideration would be 9.1467 shares of Bancorp common stock for each share of SM Bancshares common stock outstanding.  The per share stock consideration to be issued at the 9.1467 exchange ratio would represent approximately $290.87 in value for each share of SM Bancshares common stock, which, when added to the $96.95 per share cash merger consideration, equates to approximately $387.82 in value for each share of SM Bancshares common stock.  SM Bancshares shareholders who would otherwise be entitled to a fractional share of Bancorp common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $31.80.
As stated above, the aggregate merger consideration the holders of SM Bancshares common stock will receive in the merger is based on SM Bancshares' consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the aggregate merger consideration to be paid to the holders of SM Bancshares common stock at closing will depend on a number of factors, including SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of SM Bancshares' transaction expenses and the final cost of contract termination charges of SM Bancshares triggered as a result of the merger.  In addition, since the stock portion of the merger consideration is calculated based on $31.80 (the average Bancorp common stock price), the market value of the stock portion of the merger consideration to be paid to the holders of SM Bancshares common stock will vary from the closing price of Bancorp common stock on the date Bancorp and SM Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed to SM Bancshares shareholders, on the date of the SM Bancshares special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Bancorp common stock.  Therefore, you will not know at the time of the special meeting the precise aggregate merger consideration or the market value of the stock portion of the merger consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Bancorp common stock (NASDAQ: trading symbol "SMBC").
As described in the accompanying proxy statement/prospectus, the completion of the merger is subject to customary conditions, including approval of the merger agreement by SM Bancshares' shareholders and the receipt of regulatory approvals.
SM Bancshares will hold a special meeting of its shareholders to vote on the merger agreement. Approval of the merger agreement by SM Bancshares shareholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of SM Bancshares common stock.  A failure to vote will have the same effect as voting against the merger agreement.  In addition to voting on the merger agreement, at the special meeting, SM Bancshares shareholders will vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement, which we sometimes refer to as the "adjournment proposal."
The SM Bancshares board of directors has carefully considered the merger and the terms of the merger agreement and believes that the completion of the merger on the terms set forth in the merger agreement is in the best interest of SM Bancshares and its shareholders. Accordingly, the SM Bancshares board of directors recommends that holders of SM Bancshares common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.  In considering the recommendations of the board of directors of SM Bancshares, you should be aware that the directors and executive officers of SM Bancshares have interests in the merger that are different from, or in addition to, the interests of SM Bancshares shareholders generally. See the section entitled "The Merger—Interests of SM Bancshares' Directors and Executive Officers in the Merger" beginning on page 31 of this proxy statement/prospectus.
This proxy statement/prospectus describes the special meeting, the documents related to the merger and other matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors," beginning on page 13 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Bancorp from documents that it has filed with the Securities and Exchange Commission.

Kent O. Hyde, Chairman
Southern Missouri Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of Bancorp stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Bancorp or SM Bancshares, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is December 8, 2017, and it is first being mailed or otherwise delivered to the shareholders of SM Bancshares on or about December 13, 2017.

SOUTHERN MISSOURI BANCSHARES, INC.
1292 Banning Street
 Marshfield, MO 65706
(417) 859-1292

NOTICE OF SPECIAL MEETING OF
SOUTHERN MISSOURI BANCSHARES, INC. SHAREHOLDERS

Date:	January 15, 2018
Time:	10:00 a.m., local time
Place:	1292 Banning Street, Marshfield, MO 65706

To Southern Missouri Bancshares, Inc. Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Southern Missouri Bancshares, Inc., which we refer to as "SM Bancshares."  At the special meeting, holders of SM Bancshares common stock will be asked to vote on the following matters:
•
A proposal to approve the Agreement and Plan of Merger, dated as of August 17, 2017, by and between Southern Missouri Bancorp, Inc., which we refer to as "Bancorp," Southern Missouri Acquisition Corp., which we refer to as "Merger Sub," and SM Bancshares, pursuant to which SM Bancshares will merge with and into Bancorp; and

•	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
Only holders of record of SM Bancshares common stock as of the close of business on December 8, 2017 are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of SM Bancshares common stock.  The adjournment proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Each share of SM Bancshares common stock entitles its holder to one vote.
SM Bancshares' board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SM Bancshares and its shareholders, and unanimously recommends that holders of SM Bancshares common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.
Your vote is very important. We cannot complete the merger unless SM Bancshares' shareholders approve the merger agreement.
To ensure your representation at the special meeting, please complete and return the enclosed proxy card. Whether or not you expect to attend the special meeting in person, please vote promptly.
SM Bancshares has concluded that, in connection with the merger, holders of SM Bancshares common stock have the right to exercise dissenters' rights under Section 351.455 of the General and Business Corporation Law of Missouri, which we sometimes refer to as the "MGBCL," and obtain payment of the "fair value" of their shares of SM Bancshares common stock in lieu of the merger consideration that holders of SM Bancshares common stock would otherwise receive pursuant to the merger agreement. This right to dissent is summarized in the accompanying proxy statement/prospectus on page 32, and a copy of Section 351.455 is reprinted in full as Appendix B to the accompanying proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other matters. We urge you to read the proxy statement/prospectus, including the documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.
We look forward to hearing from you.
By Order of the Board of Directors

Kent O. Hyde, Chairman
Southern Missouri Bancshares, Inc.

December 13, 2017
Marshfield, MO

YOUR VOTE IS VERY IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE PROMPTLY BY RETURNING THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Bancorp from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus.  You can obtain any of the documents filed with or furnished to the SEC by Bancorp at no cost from the SEC's website at http://www.sec.gov.   You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Southern Missouri Bancorp, Inc., Attn: Investor Relations, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, or by telephone at (573) 778-1800.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of SM Bancshares' special meeting of shareholders.  This means that SM Bancshares shareholders requesting documents must do so by January 8, 2018, in order to receive them before the special meeting.
In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact SM Bancshares, at the following address:
SOUTHERN MISSOURI BANCSHARES, INC.
Attn: Jerry Morgan
1292 Banning Street
 Marshfield, MO 65706
SM Bancshares does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 8, 2017, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information.  Neither the mailing of this proxy statement/prospectus to SM Bancshares shareholders nor the issuance by Bancorp of shares of Bancorp common stock in connection with the merger will create any implication to the contrary.
Bancorp supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bancorp and SM Bancshares supplied all information contained in this proxy statement/prospectus relating to SM Bancshares. Information on the websites of Bancorp and SM Bancshares, or any subsidiary of Bancorp or SM Bancshares, is not part of this proxy statement/prospectus or incorporated by reference herein.  You should not rely on that information in deciding how to vote.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See "Where You Can Find More Information" on page 63 and "Information About Southern Missouri Bancorp" on page 52 for more details relating to Bancorp, and "Information About Southern Missouri Bancshares" on page 52 for more details relating to SM Bancshares.

v

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	47

Treatment of the Merger as a "Reorganization"	48

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders	49

Potential Recharacterization of Gain as a Dividend	50

Receipt of Cash in Lieu of a Fractional Share of Bancorp Stock	50

Dissenting Shareholders	50

Net Investment Income Tax	51

Backup Withholding	51

Information Reporting	51

INFORMATION ABOUT SOUTHERN MISSOURI BANCORP	52

INFORMATION ABOUT SOUTHERN MISSOURI BANCSHARES	52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SM BANCSHARES	53

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK	54

DESCRIPTION OF BANCORP'S CAPITAL STOCK	55

General	55

Common Stock	55

Preferred Stock	55

Other Anti-Takeover Provisions	55

COMPARISON OF SHAREHOLDER RIGHTS	56

LEGAL MATTERS	62

EXPERTS	62

WHERE YOU CAN FIND MORE INFORMATION	63

APPENDICES
A	Agreement and Plan of Merger, dated as of August 17, 2017, by and between Southern Missouri Bancorp, Inc., Southern Missouri Acquisition Corp. and Southern Missouri Bancshares, Inc.
B	Section 351.455 of the General and Business Corporation Law of Missouri, as amended

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are questions that you may have about the merger and the special meeting of SM Bancshares shareholders, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
Unless the context otherwise requires, throughout this proxy statement/prospectus, "Bancorp" refers to Southern Missouri Bancorp, Inc.,  "SM Bancshares" refers to Southern Missouri Bancshares, Inc. and "we," "us" and "our" refers collectively to Bancorp and SM Bancshares.

Q:	What is the merger?

A:
Bancorp and SM Bancshares have entered into an Agreement and Plan of Merger, dated as of August 17, 2017 (which we refer to as the "merger agreement"), pursuant to which SM Bancshares will merge with and into Southern Missouri Acquisition Corp. (which we refer to as "Merger Sub"), with SM Bancshares continuing as the surviving corporation and each outstanding share of SM Bancshares converted into the right to receive the merger consideration (we refer to this transaction as the "merger").  Immediately following the merger, SM Bancshares will merge with and into Bancorp, with Bancorp continuing as the surviving corporation (we refer to this transaction as the "holding company merger") and SM Bancshares' wholly owned subsidiary bank, Southern Missouri Bank (which we refer to as "SMB"), will merge with and into Bancorp's wholly owned subsidiary bank, Southern Bank, with Southern Bank continuing as the surviving bank (we refer to this transaction as the "bank merger").  The merger, holding company merger and bank merger are sometimes collectively referred to herein as the "mergers."  A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because you are a shareholder of SM Bancshares and this document is a proxy statement being used by SM Bancshares' board of directors to solicit proxies of its shareholders in connection with approval of the merger agreement (which we sometimes refer to as the "merger agreement proposal").  This document is also a prospectus that is being delivered to SM Bancshares shareholders because Bancorp is offering shares of its common stock to SM Bancshares shareholders in connection with the merger.

The merger cannot be completed unless the holders of SM Bancshares common stock approve the merger agreement proposal by the affirmative vote of the holders of two-thirds of the outstanding shares of SM Bancshares common stock.

Q:	In addition to the merger agreement proposal, what else are SM Bancshares shareholders being asked to vote on?

A:
SM Bancshares is soliciting proxies from holders of its common stock with respect to one additional proposal. This additional proposal is to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal (which we sometimes refer to as the "adjournment proposal"). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:	What will SM Bancshares shareholders receive in the merger?

A:
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  As of September 30, 2017, SM Bancshares' consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination costs, was $10.9 million.  Based on this amount, if the merger were completed in October 2017, the aggregate merger consideration would be $15.3 million ($10.9 million x 1.4).  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five (75%) will be paid in shares of Bancorp common stock.

The cash consideration paid for each share of SM Bancshares common stock, which we refer to as the "per share cash consideration," will be equal to 25% of the aggregate merger consideration divided by the number of shares of SM Bancshares common stock issued and outstanding immediately prior to the merger.  The stock consideration paid for each share of SM Bancshares common stock, which we refer to as the "per share stock consideration," will be a number of shares of Bancorp common stock equal to three times the per share cash consideration divided by $31.80, the average closing price of Bancorp common stock for the 20 trading day period ending on and including the fifth trading day preceding August 17, 2017 (the date of the merger agreement), which we refer to as the "average Bancorp common stock price."  SM Bancshares shareholders who would otherwise be entitled to a fractional share of Bancorp common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $31.80.

For further information, see "The Merger Agreement—Merger Consideration."

Q:	How does SM Bancshares' board of directors recommend that I vote at the special meeting?

A:
After careful consideration, SM Bancshares' board of directors unanimously recommends that holders of SM Bancshares common stock vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.

All the directors and executive officers of SM Bancshares have entered into voting agreements with Bancorp pursuant to which they have agreed to vote their shares of SM Bancshares common stock beneficially owned in favor of the merger agreement. SM Bancshares' directors and executive officers and their affiliates were entitled to vote approximately 18,931 shares of SM Bancshares' common stock, or approximately 48.1% of the total outstanding shares of SM Bancshares common stock as of the date of this proxy statement/prospectus.  For more information regarding the voting agreements, see "The Merger Agreement—Voting Agreements" beginning on page 47.

For a more complete description of SM Bancshares' reasons for the merger and the recommendations of the SM Bancshares board of directors, see "The Merger—SM Bancshares' Reasons for the Merger; Recommendation of SM Bancshares' Board of Directors" beginning on page 27.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 1292 Banning Street, Marshfield, MO 65706, on January 15, 2018, at 10:00 a.m., local time.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please complete, sign, and date your proxy card and mail it in the enclosed postage-paid return envelope as soon as possible.

Q:	Who is entitled to vote?

A:
Holders of record of SM Bancshares common stock at the close of business on December 8, 2017, which is the date that the SM Bancshares board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:
The presence at the special meeting, in person or by proxy, of the holders of a majority of the total outstanding shares of SM Bancshares common stock will constitute a quorum for the transaction of business on the merger agreement proposal and the adjournment proposal.  Abstentions and broker non-votes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:
Merger agreement proposal:  To approve the merger agreement proposal, two-thirds of the shares of SM Bancshares common stock entitled to vote thereon must be voted in favor of such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.
Adjournment proposal:  The adjournment proposal will be approved if the votes cast in favor of such proposal at the special meeting exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

Q:	Why is my vote important?

A:
If you do not vote by proxy or attend the special meeting in person, it will be more difficult for SM Bancshares to obtain the quorums required to transact business at the special meeting.  In addition, the failure of a holder of SM Bancshares common stock to submit a proxy or vote in person at the special meeting, as well as an abstention, will have the same effect as a vote "AGAINST" the merger agreement proposal at the special meeting. The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the shares of SM Bancshares common stock entitled to vote on the merger agreement proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of SM Bancshares are invited to attend the special meeting.  Holders of record of SM Bancshares common stock can vote in person at the special meeting.  If you wish to vote in person at the special meeting and you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, we encourage you to vote by proxy to save us the expense of further proxy solicitation efforts.

Q:	Can I change my proxy or voting instructions?

A:
Yes. If you are a holder of record of SM Bancshares common stock you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to SM Bancshares' Corporate Secretary or (3) attending the SM Bancshares special meeting in person and voting by ballot at the special meeting.  Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by SM Bancshares after the vote is taken at the special meeting will not affect your previously submitted proxy. The mailing address for SM Bancshares' Corporate Secretary is: Southern Missouri Bancshares, Inc., Attention: Corporate Secretary, 1292 Banning Street, Marshfield, MO 65706.

Q:	Will SM Bancshares be required to submit the proposal to approve the merger agreement to its shareholders even if SM Bancshares' board of directors has withdrawn or modified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, SM Bancshares is required to submit the proposal to approve the merger agreement to its shareholders even if SM Bancshares' board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to SM Bancshares shareholders?

A:
The mergers, taken as a whole, are intended to qualify as one or more tax-deferred "reorganizations" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). Assuming the mergers qualify as a reorganization, a U.S. holder of SM Bancshares common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Bancorp common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of SM Bancshares common stock in the merger exceeds such U.S. holder's adjusted tax basis in the holder's SM Bancshares common stock surrendered and (ii) the amount of cash received by such U.S. holder of SM Bancshares common stock (in each case excluding any cash received in lieu of fractional shares of Bancorp common stock, with the gain or loss on such fractional share determined separately, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Bancorp Stock").  Gain or loss is determined separately with respect to each block of SM Bancshares common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.

It is a condition to the completion of the merger that Bancorp and SM Bancshares each receive from their respective tax advisor a written opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

All holders of SM Bancshares common stock should consult their own independent tax advisors regarding the particular tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local, foreign, and other tax laws.

Q:	Are holders of SM Bancshares common stock entitled to dissenters' rights?

A:
Yes. The General and Business Corporation Law of Missouri (which we refer to as the "MGBCL") permits a holder of SM Bancshares common stock to dissent from the merger and obtain payment in cash of the "fair value" of his or her shares of SM Bancshares common stock. To do this, a shareholder must follow all of the procedures of Section 351.455 of the MGBCL in order to preserve his or her statutory rights.  In general, a shareholder must: (i) before the vote on approval of the merger agreement proposal at the special meeting, file a written objection to the merger with SM Bancshares; (ii) not vote FOR the merger agreement proposal; (iii) within 20 days following the effective date of the merger, file a written demand for payment with the Bancorp; and (iv) state in the written demand the number of shares of SM Bancshares common stock owned by such shareholder.  If a holder of SM Bancshares common stock follows the required procedures, his or her only right will be to receive the "fair value" of his or her shares of SM Bancshares common stock in cash.  Any failure to observe any of these procedures could result in the total loss of dissenters' rights under Section 351.455.  A shareholder who lost his or her dissenters' rights would be bound by the merger agreement and would have to accept the merger consideration as provided by the merger agreement.  Copies of the applicable provisions of the MGBCL are attached to this proxy statement/prospectus as Appendix B. See "The Merger—Dissenters' Rights of SM Bancshares Shareholders."

Q:	If I am a holder of SM Bancshares common stock in certificated form, should I send in my SM Bancshares common stock certificates now?

A:
No. Please do not send in your SM Bancshares common stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging certificates for SM Bancshares common stock for the merger consideration.  See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	What should I do if I hold my shares of SM Bancshares common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of SM Bancshares common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares for the merger consideration.   See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	Whom may I contact if I cannot locate my SM Bancshares common stock certificate(s)?

A:	If you are unable to locate your original SM Bancshares common stock certificate(s), you should contact Paula Honeycutt, SM Bancshares' Senior Vice President, at (417) 840-7815.

Q:	What should I do if I receive more than one set of voting materials?

A:
SM Bancshares shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of SM Bancshares common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of SM Bancshares common stock that you own.

Q:	When do you expect to complete the merger?

A:
Bancorp and SM Bancshares expect to complete the merger late in the first quarter of 2018, once all of the conditions to the merger are fulfilled. However, neither Bancorp nor SM Bancshares can assure you of when or if the merger will be completed. We must first obtain the approval by SM Bancshares shareholders of the merger agreement, obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of SM Bancshares common stock will not receive any consideration for their shares in connection with the merger. Instead, SM Bancshares will remain an independent company.  In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by SM Bancshares to Bancorp. See "The Merger Agreement—Termination Fee" beginning on page 46 for a complete discussion of the circumstances under which a termination fee will be payable.

Q:	Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of SM Bancshares common stock, please contact Paula Honeycutt, SM Bancshares' Senior Vice President, at (417) 840-7815.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 63 under "Where You Can Find More Information."
The Merger and the Merger Agreement (pages 26 and 35)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
In the merger, SM Bancshares will merge with and into Merger Sub, a wholly owned subsidiary of Bancorp, with SM Bancshares as the surviving entity after the merger.  As a result of this merger, each outstanding share of SM Bancshares common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.
Immediately following the merger, SM Bancshares will merge with and into Bancorp with Bancorp as the surviving entity and SM Bancshares' wholly owned bank subsidiary, SMB, will merge with and into Bancorp's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, SM Bancshares and SMB will cease to exist as separate entities.
In the Merger, Holders of SM Bancshares Common Stock Will Receive Shares of Bancorp Common Stock and Cash (page 35)
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  As of September 30, 2017, SM Bancshares' consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination charges, was $10.9 million.   Based on this amount, if the merger were completed in October 2017, the aggregate merger consideration would be $15.3 million ($10.9 million x 1.4).  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Bancorp common stock.
The per share cash consideration will be equal to 25% of the aggregate merger consideration divided by the number of shares of SM Bancshares common stock issued and outstanding immediately prior to the merger.  The per share stock consideration will be a number of shares of Bancorp common stock equal to three times the per share cash consideration divided by $31.80, the average Bancorp common stock price.  Assuming the aggregate merger consideration is $15.3 million, the per share cash consideration, based on the number of shares of SM Bancshares common stock currently outstanding, would be $96.95 and the per share stock consideration, based on the $31.80 average Bancorp common stock price, would consist of 9.1467 shares of Bancorp common stock.
Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC".  SM Bancshares' common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of SM Bancshares common stock.  The following table shows the closing sale prices of Bancorp common stock as reported on NASDAQ on, and the last known sales prices of SM Bancshares common stock as of, August 17, 2017, immediately prior to the public announcement of the merger agreement, and December 4, 2017, the last practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of SM Bancshares common stock, calculated by multiplying the closing price of Bancorp common stock on those dates by the exchange ratio of 9.1467 for the stock portion of the base merger consideration, and adding to that amount $96.95 for the cash portion of the merger consideration.

Date	Bancorp Closing Price	SM Bancshares Common Stock Sales Price	Implied Value of Merger Consideration for One Share of SM Bancshares Common Stock

August 17, 2017	$31.23	$309.19 (1)	$382.60
December 4, 2017	$39.44	$309.19 (1)	$457.70

(1)          The last known sale of SM Bancshares common stock occurred on February 15, 2017.

SM Bancshares Will Hold a Special Meeting of Shareholders on January 15, 2018 (page 22)
A special meeting of SM Bancshares' shareholders will be held on January 15, 2018, at 10:00 a.m., local time, at 1292 Banning Street, Marshfield, MO 65706.  At the special meeting, holders of SM Bancshares common stock will be asked to vote on the following matters:
•	the merger agreement proposal; and
•	the adjournment proposal.
Only holders of record of SM Bancshares common stock at the close of business on December 8, 2017 will be entitled to vote at the special meeting. Each share of SM Bancshares common stock is entitled to one vote on the merger agreement proposal and the adjournment proposal.  As of the record date, there were 39,356 shares of SM Bancshares common stock entitled to vote at the special meeting.  As of the record date, SM Bancshares' directors and executive officers and their affiliates were entitled to vote approximately 18,931 shares of SM Bancshares' common stock, or approximately 48.1% of the total outstanding shares of SM Bancshares common stock.
Concurrent with the execution of the merger agreement, each SM Bancshares director and executive officer entered into a voting agreement with Bancorp under which they have agreed, among other things, (i) to vote their shares in favor of the merger agreement proposal, and (ii) subject to limited exceptions, not to sell or otherwise dispose of shares of SM Bancshares common stock beneficially owned as of the date of such voting agreement until after the approval of the merger agreement by the shareholders of SM Bancshares.  For additional information regarding the voting agreement, see "The Merger Agreement—Voting Agreement."
To approve the merger agreement proposal, two-thirds of the shares of SM Bancshares common stock must be voted in favor of such proposal.  The adjournment proposal will be approved if the votes cast by holders of SM Bancshares common stock in favor of such proposal exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.
SM Bancshares' Board of Directors Unanimously Recommends that SM Bancshares Shareholders Vote "FOR" the Approval of the Merger Agreement Proposal and the Adjournment Proposal (page 27).
After careful consideration, SM Bancshares' board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of SM Bancshares and its common shareholders and has unanimously approved the merger agreement. SM Bancshares' board of directors unanimously recommends that holders of SM Bancshares common stock vote "FOR" the approval of the merger agreement proposal and "FOR" approval of the adjournment proposal.  For the factors considered by SM Bancshares' board of directors in reaching its decision to approve the merger agreement, see "The Merger—SM Bancshares' Reasons for the Merger; Recommendation of SM Bancshares' Board of Directors."

Material U.S. Federal Income Tax Consequences of the Merger (page 47)
The mergers taken as a whole are intended to qualify as one or more tax-deferred "reorganizations" within the meaning of Section 368(a) of the Code.  Assuming the mergers qualify as a reorganization, a U.S. holder of SM Bancshares common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Bancorp common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of SM Bancshares common stock in the merger exceeds such U.S. holder's adjusted tax basis in its SM Bancshares common stock surrendered and (ii) the amount of cash received by such U.S. holder of SM Bancshares common stock (excluding any cash received in lieu of fractional shares of Bancorp common stock, with the gain or loss on such fractional share determined separately, as discussed under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Bancorp Stock").  Gain or loss is determined separately with respect to each block of SM Bancshares common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.
It is a condition to the completion of the merger that Bancorp and SM Bancshares each receive from their respective tax advisor a written opinion to the effect that the mergers taken as a whole will qualify as a reorganization within the meaning of Section 368(a) of the Code.
For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."
The U.S. federal income tax consequences described above may not apply to all holders of SM Bancshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Holders of SM Bancshares Common Stock Have Dissenters' Rights in Connection with the Merger (page 32)
Under the MGBCL, any holder of SM Bancshares common stock can dissent from the merger and elect to have the estimated fair value of his or her shares paid in cash instead of receiving the merger consideration under the merger agreement.
To assert dissenters' rights, a holder of such shares must satisfy the following conditions:
•	deliver a written objection to the merger to SM Bancshares before the vote on the merger agreement proposal;
•
not vote in favor of the merger agreement proposal. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent; and

•
within 20 days following the effective date of the merger, file a written demand for payment with Bancorp and state in the written demand the number of shares of SM Bancshares common stock owned by such shareholder.

A copy of the relevant sections of the MGBCL governing this process is attached to this proxy statement/prospectus as Appendix B.
The exercise of dissenters' rights by holders of SM Bancshares common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
SM Bancshares' Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 31)
SM Bancshares shareholders should be aware that SM Bancshares' directors and executive officers have interests in the merger and arrangements that are different from, or in addition to, those of SM Bancshares shareholders generally. SM Bancshares' board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that SM Bancshares shareholders vote in favor of approving the merger agreement.
These interests include the following:
•	Certain executive officers of SM Bancshares may be eligible for severance benefits following the closing of the merger pursuant to the merger agreement and related documents.
•	Continued indemnification and liability insurance coverage following the merger for SM Bancshares' directors and officers.
For a more complete description of these interests, see "The Merger—Interests of SM Bancshares' Directors and Executive Officers in the Merger."
Regulatory Approvals
Each of Bancorp and SM Bancshares has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger, the holding company merger and the bank merger. These include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the Missouri Division of Finance, which we refer to as the Missouri Division.  The U.S. Department of Justice may also review the impact of the mergers on competition.
As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."
Conditions that Must be Satisfied or Waived for the Merger to Occur (page 44)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger is subject to a number of conditions being satisfied or, where legally permitted, waived.  These conditions include:
•	approval of the merger agreement by SM Bancshares' shareholders;
•	the filing by Bancorp with NASDAQ of a notification form for the listing of the shares of Bancorp common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;
•	the receipt of all required regulatory approvals without the imposition of any unduly burdensome condition upon Bancorp;
•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;
•	the absence of any order, injunction, decree or law, rule or regulation preventing or making illegal the completion of the merger or the bank merger;
•
subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of Bancorp and SM Bancshares on the date of the merger agreement and the closing date of the merger;

•	performance in all material respects by each of Bancorp and SM Bancshares of its obligations under the merger agreement;
•	receipt by SM Bancshares of certain third party consents to the merger;

•
the number of shares of SM Bancshares common stock the holders of which have perfected dissenters' rights under Missouri law shall be less than 5.0% of the total number of outstanding shares of SM Bancshares common stock; and

•	receipt by each of Bancorp and SM Bancshares of a written opinion from their respective tax advisor as to certain U.S. federal income tax matters.
We expect to complete the merger in the first quarter of 2018.  No assurance can be given, however, as to when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Non-Solicitation (page 43)
SM Bancshares has agreed that it generally will not solicit or encourage any inquiries or proposals regarding other acquisition proposals by third parties.  SM Bancshares may respond to an unsolicited proposal if the board of directors of SM Bancshares determines in good faith that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to SM Bancshares' shareholders than the merger and that the board's failure to respond would result in a violation of its fiduciary duties.  SM Bancshares must promptly notify Bancorp if it receives any other acquisition proposals.
Termination of the Merger Agreement (page 45)
The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:
•	by mutual written consent of Bancorp and SM Bancshares;
•
by either Bancorp or SM Bancshares if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Bancorp or SM Bancshares if the merger has not been completed on or before March 31, 2018, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Bancorp or SM Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would result in, if occurring or continuing on the date the merger is completed; the failure of any closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach or by its nature or timing cannot be cured during such period;

•
by Bancorp, if the board of directors of SM Bancshares fails to recommend in this proxy statement/prospectus that its shareholders approve the SM Bancshares merger proposal, or the SM Bancshares board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Bancorp, or SM Bancshares materially breaches any of its obligations relating to third-party acquisition proposals;

•	by either Bancorp or SM Bancshares, if the immediately above circumstances are not applicable and SM Bancshares does not obtain shareholder approval of the merger agreement at the special meeting; or

•
by SM Bancshares prior to SM Bancshares obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal.  An "acquisition proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving SM Bancshares or SMB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, SM Bancshares or SMB. A "superior acquisition proposal" means a written acquisition proposal that the SM Bancshares board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (after receiving the advice of its financial advisors, after taking into account the likelihood of consummation of such proposal on its terms, and after taking into account all legal, financial, regulatory and other aspects of such proposal), except that for purposes of the term "superior acquisition proposal," references to "more than 24.99%" in the definition of "acquisition proposal" are replaced with references to "a majority."

Termination Fee (page 46)
Set forth below are the termination events that would result in SM Bancshares being obligated to pay Bancorp a $450,000 termination fee:
•
a termination by Bancorp based on (i) the board of directors of SM Bancshares either failing to continue its recommendation that the SM Bancshares shareholders approve the SM Bancshares merger proposal or adversely changing such recommendation or (ii) SM Bancshares materially breaching the provisions of the merger agreement relating to third party acquisition proposals;

•
a termination by SM Bancshares prior to it obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal; or

•
a termination by either Bancorp or SM Bancshares as a result of the failure of SM Bancshares' shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within nine months of termination SM Bancshares or SMB enters into a definitive agreement for or consummates an acquisition proposal (as defined above, except that references to "more than 24.99%" in the definition of "acquisition proposal" are replaced with references to "a majority").

In the event Bancorp terminates the merger agreement as a result of a willful and material breach by SM Bancshares of the provisions of the merger agreement relating to third party acquisition proposals, Bancorp is not required to accept the termination fee from SM Bancshares and may pursue alternate relief against SM Bancshares.
The Rights of SM Bancshares Shareholders Will Change as a Result of the Merger (page 56)
The rights of holders of SM Bancshares common stock will change as a result of the merger due to differences in Bancorp's and SM Bancshares' governing documents. The rights of holders of SM Bancshares common stock are governed by Missouri law and SM Bancshares' articles of incorporation and bylaws as amended to date, and those of Bancorp's shareholders are governed by Missouri law and by Bancorp's articles of incorporation and bylaws as amended to date. Upon completion of the merger, holders of SM Bancshares common stock will become shareholders of Bancorp, as the continuing legal entity in the merger, and their rights will be governed by Missouri law and by Bancorp's articles of incorporation and bylaws.
See "Comparison of Shareholder Rights" for a description of the material differences in shareholder rights under each of the Bancorp and SM Bancshares governing documents.

Information About the Companies (page 52)
Southern Missouri Bancorp, Inc.
Bancorp, headquartered in Poplar Bluff, Missouri, is the holding company for Southern Bank. Southern Bank, founded in 1887, is a Missouri-chartered trust company with banking powers, providing products and services to the communities it serves through its headquarters, 37 full-service branch offices and three limited-service branch offices. As of September 30, 2017, Bancorp had assets of $1.8 billion, deposits of $1.5 billion, and stockholders' equity of $177.0 million.
Bancorp regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.
Bancorp's principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Additional information about Bancorp and its subsidiaries is contained under "Information About Southern Missouri Bancorp" and is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
Southern Missouri Bancshares, Inc.
SM Bancshares, headquartered in Marshfield, Missouri, is the holding company for SMB, a Missouri state chartered bank.  SMB was chartered as a Missouri state bank in 1997 and operates two locations in Marshfield, Missouri.  SM Bancshares does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for SMB.  Its primary activities are to provide assistance in the management and coordination of SMB's financial resources.  SM Bancshares has no significant assets other than 100% of the outstanding shares of common stock of SMB.  SM Bancshares derives its revenues primarily from the operations of SMB in the form of dividends received from SMB.  As of September 30, 2017, SM Bancshares had, on a consolidated basis, assets of $90.0 million, deposits of $72.6 million, and stockholders' equity of $11.0 million.
SM Bancshares' principal office is located at 1292 Banning Street, Marshfield, MO 65706, and its telephone number is (417) 859-1292. SM Bancshares' common stock is not listed or traded on any established securities exchange or quotation system.
For additional information about SM Bancshares see "Information About Southern Missouri Bancshares."
SM Bancshares Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger
To receive your merger consideration, you will need to surrender your SM Bancshares common stock certificates. If the merger is completed, the exchange agent appointed by Bancorp will send you written instructions for exchanging your stock certificates. The exchange agent will be Computershare, Bancorp's stock transfer agent, or an unrelated bank or trust company reasonably acceptable to SM Bancshares.
Please do not send in your stock certificates until you receive these instructions.
Risk Factors (page 13)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risks associated with the business of Bancorp because these risks will relate to the combined company. Descriptions of some of these risks can be found in Bancorp's Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the SEC and other reports filed by Bancorp with the SEC and incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
The aggregate merger consideration to be paid to the holders of SM Bancshares common stock will depend on a number of factors.
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  As of September 30, 2017, SM Bancshares' consolidated equity capital, as adjusted pursuant to the merger agreement, was $10.9 million.   Based on this amount, if the merger were completed in October 2017, the aggregate merger consideration would be $15.3 million ($10.9 million x 1.4).  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Bancorp common stock.
The aggregate merger consideration to be paid to the holders of SM Bancshares common stock will depend on a number of factors, including SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of SM Bancshares' transaction expenses and the final cost of contract termination charges of SM Bancshares triggered as a result of the merger.  In the event that SM Bancshares' consolidated equity capital decreases between now and the effective date of the merger, or estimated transaction expenses and/or contract termination costs are higher than estimated, the aggregate merger consideration payable to holders of SM Bancshares common stock will decrease.  Conversely, if SM Bancshares' consolidated equity capital increases between now and the effective date of the merger, or estimated transaction expenses are less than estimated, the aggregate merger consideration payable to holders of SM Bancshares common stock will increase.  Accordingly, SM Bancshares shareholders will not know at the time of the special meeting the exact amount of merger consideration they will receive upon completion of the merger.
Because the market price of Bancorp common stock will fluctuate, holders of SM Bancshares common stock cannot be certain prior to the completion of the merger of the market value of the stock portion of the merger consideration they will receive.
The market value of the stock portion of the merger consideration to be paid to the holders of SM Bancshares common stock will vary from the closing price of Bancorp common stock on the date Bancorp and SM Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed to SM Bancshares shareholders, on the date of the SM Bancshares special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Bancorp common stock.  Stock price changes may result from a variety of factors, many of which are beyond the control of Bancorp and SM Bancshares including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, you will not know at the time of the special meeting the precise market value of the stock portion of the merger consideration you will receive upon completion of the merger. SM Bancshares is not generally permitted to terminate the merger agreement or re-solicit the vote of SM Bancshares shareholders solely because of changes in the market prices of Bancorp's common stock.  We urge you to obtain current market quotations for Bancorp common stock (NASDAQ: trading symbol "SMBC"). There are no current market quotations for SM Bancshares common stock because SM Bancshares is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Bancorp common stock after the merger may be affected by factors different from those currently affecting the value of SM Bancshares common stock.
Upon completion of the merger, holders of SM Bancshares common stock will become holders of Bancorp common stock. Bancorp's business differs in important respects from that of SM Bancshares, and, accordingly, the results of operations of Bancorp and the market price of Bancorp common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of SM Bancshares.
SM Bancshares' shareholders will have less influence as shareholders of Bancorp than as shareholders of SM Bancshares.
Holders of SM Bancshares common stock currently have the right to vote in the election of the board of directors of SM Bancshares and on other matters affecting SM Bancshares.  Immediately following the merger, it is expected that the current shareholders of SM Bancshares as a group will hold an ownership interest of approximately 4.0% of the then outstanding Bancorp common stock. When the merger occurs, each holder of SM Bancshares common stock will become a shareholder of Bancorp with a percentage ownership of the combined organization much smaller than such shareholder's percentage ownership of SM Bancshares.  Because of this, SM Bancshares' shareholders will have less influence on the management and policies of Bancorp than they now have on the management and policies of SM Bancshares.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Bancorp following the merger.
Before the merger and the bank merger may be completed, Bancorp and SM Bancshares must obtain approvals from the Federal Reserve Board and the Missouri Division.  Other approvals, waivers or consents from regulators may also be required.  An adverse development in either party's regulatory standing or other factors could result in an inability to obtain regulatory approvals or delay their receipt. Regulators may also impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Bancorp and SM Bancshares do not currently expect that any such conditions or changes will be imposed or required, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Bancorp following the merger, any of which might have an adverse effect on Bancorp following the merger.  Bancorp is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Bancorp.  See "The Merger—Regulatory Approvals."
Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.
The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of Bancorp and SM Bancshares. To realize these anticipated benefits and cost savings, after the completion of the merger, Bancorp expects to integrate SM Bancshares' business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Bancorp's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If Bancorp experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Bancorp and/or SM Bancshares to lose customers or cause customers to remove their accounts from Bancorp and/or SM Bancshares and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of SM Bancshares and Bancorp during this transition period and on Bancorp for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

SM Bancshares' directors and executive officers have interests in the merger that may differ from the interests of SM Bancshares' shareholders.
SM Bancshares' shareholders should be aware that SM Bancshares' directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of SM Bancshares' shareholders generally. These interests and arrangements may create potential conflicts of interest. SM Bancshares' board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that SM Bancshares' shareholders vote in favor of approving the merger agreement. These interests include continued indemnification and liability insurance coverage following the merger for SM Bancshares' directors and officers.
For a more complete description of these interests, see "The Merger—Interests of SM Bancshares' Directors and Executive Officers in the Merger."
The merger agreement limits SM Bancshares' ability to pursue alternative acquisition proposals and requires SM Bancshares to pay a termination fee of $450,000 under certain circumstances, including circumstances relating to alternative acquisition proposals.
The merger agreement generally prohibits SM Bancshares from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers."  The merger agreement also provides that SM Bancshares must pay Bancorp a termination fee of $450,000 if the merger agreement is terminated under certain circumstances, including SM Bancshares' failure to abide by its obligations under the merger agreement not to solicit alternative acquisition proposals. See "The Merger Agreement—Termination Fee."  These provisions might discourage a potential competing acquirer from considering or proposing an acquisition of all or a significant part of SM Bancshares or SMB at a greater value to SM Bancshares' shareholders than Bancorp has offered in the merger. The payment of the termination fee could also have an adverse effect on SM Bancshares' financial condition.
Termination of the merger agreement could negatively impact SM Bancshares regardless of whether the $450,000 termination fee is payable.
If the merger agreement is terminated, there may be various negative consequences for SM Bancshares regardless of whether the $450,000 termination fee is payable. For example, SM Bancshares' business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of SM Bancshares' common stock could decline to the extent current values reflect an assumption that the merger will be completed.
SM Bancshares will be subject to business uncertainties and contractual restrictions while the merger is pending.
Bancorp and SM Bancshares have operated independently and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SM Bancshares and consequently on Bancorp. These uncertainties may impair SM Bancshares' ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with SM Bancshares to seek to change existing business relationships with SM Bancshares.  Retention of certain employees may be challenging during the pendency of the merger as certain employees may experience uncertainty about their future roles with Bancorp. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Bancorp, Bancorp's business following the merger could be harmed.  In addition, the merger agreement restricts SM Bancshares from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Bancorp. These restrictions may prevent SM Bancshares from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Covenants and Agreements-Conduct of Businesses Prior to the Completion of the Merger."

If the merger is not completed, SM Bancshares will have incurred substantial expenses without realizing the expected benefits of the merger.
The merger is subject to certain closing conditions, including the receipt of regulatory approvals, the approval of the merger agreement by SM Bancshares' shareholders, as well as other conditions, some of which are beyond Bancorp's and SM Bancshares' control.  Neither Bancorp nor SM Bancshares can predict when or whether these conditions will be satisfied. SM Bancshares has incurred or will incur substantial expenses in connection with due diligence surrounding and the negotiation and completion of the transactions contemplated by the merger agreement.  If the merger is not completed, SM Bancshares would have to recognize these expenses without realizing the expected benefits of the merger.
The dissenters' rights appraisal process is uncertain.
SM Bancshares shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of SM Bancshares common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the SM Bancshares common stock pursuant to the dissenting shareholder procedures under the MGBCL. See "The Merger—Dissenters' Rights of SM Bancshares Shareholders" beginning on page 32 and Appendix B to this proxy statement/prospectus.  For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement.  In addition, it is a condition to Bancorp's obligation to complete the merger that the holders of not more than 5% of the outstanding shares of SM Bancshares common stock exercise dissenters' rights.  The number of shares of SM Bancshares common stock as to which dissenters' rights will be exercised under the MGBCL is not known and, therefore, there is no assurance that this closing condition will be satisfied.
Risk factors relating to Bancorp and its business.
Bancorp is, and will continue to be, subject to the risks described in Bancorp's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 63.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Bancorp, SM Bancshares and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions.  Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.
Forward-looking statements involve certain risks and uncertainties. The ability of either Bancorp or SM Bancshares to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Bancorp that are incorporated into this proxy statement/prospectus by reference, as well as the following:
•
the requisite regulatory approvals and the approval of SM Bancshares' shareholders for the merger might not be obtained and other conditions to completion of the merger might not be satisfied or waived;

•
expected cost savings, synergies and other benefits from Bancorp's merger and acquisition activities, including the merger with SM Bancshares, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
•	fluctuations in interest rates and in real estate values;
•	monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry;
•
the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•	fluctuations in real-estate values and both residential and commercial real estate market conditions;
•	demand for loans and deposits in the market areas of Bancorp and SM Bancshares;
•	legislative or regulatory changes;
•
results of examinations of Bancorp and SM Bancshares by their respective regulators, including the possibility that such regulators may, among other things, require an increase the reserve for loan losses or write-down of assets;

•	the impact of technological changes;

•	the successful management of the risks involved in the foregoing.
Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Bancorp and SM Bancshares claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Bancorp and SM Bancshares do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Bancorp, SM Bancshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL AND COMPARATIVE
 UNAUDITED PRO FORMA PER SHARE DATA
Selected Historical Financial Data of Bancorp
The following tables set forth selected historical financial and other data of Bancorp for the periods and at the dates indicated. The information at June 30, 2017 and 2016 and for the fiscal years ended June 30, 2017, 2016 and 2015 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Bancorp incorporated by reference into this proxy statement/prospectus from Bancorp's Annual Report on Form 10-K for the fiscal year ended June 30, 2017.  The information as of June 30, 2015, 2014 and 2013 and for the fiscal years ended June 30, 2014 and 2013 is derived in part from audited consolidated financial statements and notes thereto of Bancorp that are not incorporated by reference into or attached to this proxy statement/prospectus.
	At September 30,	At June 30,
	2017	2017	2016	2015	2014	2013
	(In thousands)
Financial Condition Data:
Total assets	$1,763,491	$1,707,712	$1,403,910	$1,300,064	$1,021,422	$796,391
Loans receivable, net	1,449,560	1,397,730	1,135,453	1,053,146	801,056	647,166
Mortgage-backed securities	78,569	78,275	71,231	70,054	58,151	16,714
Cash, interest-bearing deposits and investment securities	94,961	97,674	81,270	78,258	88,658	77,059
Deposits	1,471,690	1,455,597	1,120,693	1,055,242	785,801	632,379
Borrowings	94,281	56,849	137,301	92,126	111,033	52,288
Subordinated debt	14,872	14,848	14,753	14,658	9,727	7,217
Stockholders' equity	177,035	173,083	125,966	132,643	111,111	101,829
	For the Three Months Ended September 30,		For the Fiscal Years Ended June 30,
	2017	2016	2017	2016	2015	2014	2013
	(In thousands)
Operating Data:
Interest income	$18,411	$15,105	$61,488	$56,317	$55,301	$40,471	$36,291
Interest expense	3,308	2,529	10,366	9,365	8,766	7,485	7,501
Net interest income	15,103	12,576	51,122	46,952	46,535	32,986	28,790
Provision for loan losses	868	925	2,340	2,494	3,185	1,646	1,716
Net interest income after provision for loan losses	14,235	11,651	48,782	44,458	43,350	31,340	27,074
Noninterest income	3,271	2,575	11,084	9,758	8,659	6,132	4,468
Noninterest expense	10,755	9,159	38,252	32,686	32,285	23,646	17,521
Income before income taxes	6,751	5,067	21,614	21,530	19,724	13,826	14,021
Income taxes	1,889	1,358	6,062	6,682	6,056	3,745	3,954
Net income	4,862	3,709	15,552	14,848	13,668	10,081	10,067
Less: effective dividend on preferred stock	---	---	---	85	200	200	345
Net income available to common stockholders	$4,862	$3,709	$15,552	$14,763	$13,468	$9,881	$9,722
Basic earnings per share available to common stockholders(1)	$0.57	$0.50	$2.08	$1.99	$1.84	$1.49	$1.48
Diluted earnings per share available to common stockholders(1)	$0.56	$0.50	$2.07	$1.98	$1.79	$1.45	$1.44
Dividends per share(1)	$0.11	$0.10	$0.40	$0.36	$0.34	$0.32	$0.30

	At or For the Three Months Ended September 30,		At or For the Fiscal Years Ended June 30,
	2017	2016	2017	2016	2015	2014	2013
	(In thousands)
Key Operating Ratios and Other Data:
Performance ratios:
Return on assets (net income to average total assets)	1.12%	1.03%	1.05%	1.11%	1.07%	1.09%	1.32%
Return on average common equity (net income available to common stockholders divided by average common equity)	11.11	11.64	11.70	12.34	12.48	11.55	12.34
Average equity to average assets	10.10	8.87	8.96	9.40	10.04	11.43	12.92
Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest-bearing liabilities)	3.66	3.70	3.64	3.69	3.81	3.68	3.85
Net interest margin (net interest income as a percentage of average interest- earning assets)	3.79	3.81	3.74	3.80	3.92	3.81	4.02
Noninterest expense to average assets	2.48	2.55	2.58	2.45	2.53	2.56	2.29
Average interest-earning assets to average interest-bearing liabilities	116.80	113.09	113.13	114.38	115.39	114.26	116.68
Allowance for loan losses to gross loans(2)	1.12	1.19	1.10	1.20	1.15	1.14	1.28
Allowance for loan losses to non- performing loans(2)	626.70	287.40	481.65	243.66	323.35	663.37	583.41
Net charge-offs (recoveries) to average outstanding loans during the period	0.01	0.09	0.05	0.09	0.01	0.10	0.13
Ratio of nonperforming assets to total assets(2)	0.34	0.56	0.37	0.64	0.64	0.43	0.58
Common shareholder dividend payout ratio (common dividends as a percentage of earnings available to common shareholders	19.44	20.06	19.14	18.12	18.69	21.44	20.31

	At September 30,	At June 30,
	2017	2017	2016	2015	2014	2013
	(In thousands)
Other Data:
Number of:
Real Estate Loans	6,836	6,800	5,554	5,428	4,459	3,637
Deposit Accounts	72,925	72,186	60,839	58,927	43,159	31,980
Full service offices	38	39	33	32	22	17
Limited service offices	3	3	3	3	3	1
________________
(1)	All share and per share amounts have been adjusted for the two-for-one common stock split in the form of a 100% common stock dividend paid January 30, 2015.
(2)        At end of period.

Comparative Unaudited Pro Forma Per Common Share Data
The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of Bancorp and SM Bancshares on a historical basis, for Bancorp on a pro forma combined basis and on a pro forma combined basis for SM Bancshares equivalent shares. The pro forma SM Bancshares equivalent shares data shows the effect of the merger from the perspective of an owner of SM Bancshares common stock.  The pro forma combined and pro forma combined equivalent shares information give effect to the merger as if the merger had been effective on the date presented in the case of the book value per common share data, and as if the merger had been effective as of July 1, 2016, in the case of the cash dividends paid per common share and earnings per common share data.  The pro forma data combine the historical results of SM Bancshares into Bancorp's consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on July 1, 2016.
The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Bancorp and SM Bancshares been combined as of the dates and for the periods shown.
	Bancorp Historical	SM Bancshares Historical		Pro Forma Combined Amounts for Bancorp		Pro Forma SM Bancshares Equivalent Shares(1)
Book value per common share at September 30, 2017	$20.65	$278.66		$21.06	(2)	$289.58
Book value per common share at June 30, 2017	$20.19	$273.91		$20.61	(2)	$285.46

Cash dividends paid per common share for the
three months ended September 30, 2017	$0.11	---		$0.11	(3)	$1.01
Cash dividends paid per common share for the	$0.40	$15.00	(5)	$0.40	(3)	$3.66
twelve months ended June 30, 2017

Basic earnings per common share for the
three months ended September 30, 2017	$0.57	$5.84		$0.58	(4)	$5.31
Basic earnings per common share for the	$2.08	$26.73		$2.15	(4)	$19.67
twelve months ended June 30, 2017

Diluted earnings per common share for the
three months ended September 30, 2017	$0.56	$5.84		$0.58	(4)	$5.31
Diluted earnings per common share for the	$2.07	$26.73		$2.14	(4)	$19.57
twelve months ended June 30, 2017
____________________________
(1)
Calculated by multiplying the Pro Forma Combined Amounts for Bancorp by the estimated exchange ratio for the stock portion of the merger consideration of 9.1467 shares of Bancorp common stock for each share of SM Bancshares common stock, which is based on the average Bancorp common stock price of $31.80, and, solely in the case of the book value per common share at June 30, 2017 and September 30, 2017, adding to that result cash consideration per share assumed to be $96.95.  See "The Merger Agreement—Merger Consideration."

(2)	Calculated by dividing the total pro forma combined Bancorp and SM Bancshares equity by total pro forma combined common shares outstanding at the end of the period.
(3)	Represents the historical cash dividends per share paid by Bancorp for the period.
(4)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.
(5)
SM Bancshares pays a cash dividend to its common shareholders annually following the end of each calendar year.  This amount reflects the annual cash dividend paid by SM Bancshares to its shareholders in 2017 for the calendar year ended 2016.

THE SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of SM Bancshares common stock as part of a solicitation of proxies by the SM Bancshares board of directors for use at the special shareholders' meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof.  This proxy statement/prospectus provides the holders of SM Bancshares common stock with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of holders of SM Bancshares common stock will be held at the 1292 Banning Street, Marshfield, MO 65706, on January 15, 2018, at 10:00 a.m., Central Time.
Purpose of the SM Bancshares Special Meeting
At the special meeting, holders of SM Bancshares common stock will be asked to consider and vote on a proposal to approve the merger agreement (which we refer to as the "merger agreement proposal") and a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement proposal (which we refer to as the "adjournment proposal").  Completion of the merger is conditioned on, among other things, shareholder approval of the merger agreement.
Recommendation of the SM Bancshares Board of Directors
On August 16, 2017, the SM Bancshares board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of SM Bancshares and its shareholders and it approved the merger agreement and the merger transactions contemplated therein.  Accordingly, the SM Bancshares board of directors unanimously recommends that SM Bancshares shareholders vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
Holders of SM Bancshares common stock should carefully read this proxy statement/prospectus, including the documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Record Date; Shareholders Entitled to Vote
The record date for the special meeting is December 8, 2017.  Only record holders of shares of SM Bancshares common stock at 5:00 p.m. Central Time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.  As of the record date, there were 39,356 shares of SM Bancshares common stock issued and outstanding.  Each share of SM Bancshares common stock on the record date is entitled to one vote on the merger agreement proposal and on the adjournment proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the total outstanding shares of SM Bancshares common stock is required to approve the merger agreement proposal.   For the adjournment proposal to be approved, the votes cast in favor of such proposal must exceed the votes cast against such proposal.
SM Bancshares Shares Subject to a Voting Agreement
Each of the directors and executive officers of SM Bancshares has entered into an agreement to vote the shares of SM Bancshares common stock which are owned or controlled by such individual in favor of approval of the merger agreement proposal.  As of the record date, 18,931 shares of SM Bancshares common stock, or approximately 48.1% of the total combined outstanding shares of SM Bancshares common stock entitled to vote at the special meeting are bound by the voting agreement.
Quorum and Adjournment
No business may be transacted at the special meeting unless a quorum is present.  Shareholders who hold shares representing at least a majority of each class of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds (2/3) of the total outstanding shares of SM Bancshares common stock must be present, either in person or by proxy at the special meeting, in order to take action on the merger agreement proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of SM Bancshares common stock is required to approve the merger agreement proposal. As a result, if shares representing at least two-thirds of the total outstanding shares of SM Bancshares common stock as of the record date are not present at the special meeting, the presence of a quorum will still not permit the merger agreement proposal to be approved at the special meeting.
All shares of SM Bancshares common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Required Vote
The affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of SM Bancshares common stock is required to approve the merger agreement proposal.    Failures to vote and abstentions will have the same effect as a vote against this proposal.  The adjournment proposal will be approved if the votes cast by holders of SM Bancshares common stock in favor of such proposal exceed the votes cast against such proposal.  Failures to vote and abstentions will have no effect on this proposal.
Voting of Proxies by Holders of Record
If you were a record holder of SM Bancshares common stock at the close of business on the record date, a proxy card is enclosed for your use.  SM Bancshares requests that you vote your shares as promptly as possible by submitting your proxy card by mail using the enclosed return envelope.  When the accompanying proxy card is returned properly executed, the shares of SM Bancshares common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.
If a proxy card is returned without an indication as to how the shares of SM Bancshares common stock represented by it are to be voted with regard to a particular proposal, such shares will be voted "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
At the date hereof, SM Bancshares' board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the merger agreement proposal and the adjournment proposal.
No other matter can be considered or voted upon at the special meeting.
Your vote is important.  Accordingly, if you were a record holder of SM Bancshares common stock on the record date for the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.
Attending the Meeting; Voting in Person
Only record holders of SM Bancshares common stock on the record date and their duly appointed proxies may attend the special meeting.  All attendees must present government-issued photo identification (such as a driver's license or passport) for admittance.  The additional items, if any, attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A SM Bancshares shareholder who holds shares of SM Bancshares common stock directly registered in such shareholder's name who desires to attend the special meeting in person should bring government-issued photo identification. No cameras, recording equipment or other electronic devices will be allowed in the meeting room.
A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a "beneficial owner") who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of SM Bancshares shares who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the SM Bancshares shareholder of record, and proof of the signing shareholder's record ownership as of the record date.
Revocation of Proxies
A SM Bancshares shareholder entitled to vote at the special meeting may revoke a proxy at any time before it is voted at the special meeting by taking any of the following three actions:
•	delivering written notice of revocation to Corporate Secretary, c/o Southern Missouri Bancshares, Inc., 1292 Banning Street, Marshfield, MO 65706;
•	delivering a duly executed proxy card bearing a later date than the proxy that such shareholder desires to revoke; or
•	attending the special meeting and voting in person.
Merely attending the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting using forms provided at the meeting for that purpose. The last valid vote SM Bancshares receives before or at the special meeting is the vote that will be counted.
If you hold your shares in "street name" through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.
Solicitation of Proxies
The SM Bancshares board of directors is soliciting proxies for the special meeting from holders of SM Bancshares common stock entitled to vote at the special meeting.  In accordance with the merger agreement, SM Bancshares will pay its own cost of soliciting proxies from its shareholders and Bancorp will pay the costs of printing and mailing this proxy statement/prospectus.  In addition to solicitation of proxies by mail, proxies may be solicited by SM Bancshares' officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
SM Bancshares will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of SM Bancshares common stock. SM Bancshares may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Abstentions and shares held through a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting.  Brokers that are members of the New York Stock Exchange ("NYSE") or NASDAQ Stock Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on non-routine matters.  The merger agreement proposal and the adjournment proposal are non-routine matters.  Accordingly, if you hold shares of SM Bancshares common stock in "street name" and do not provide voting instructions to your broker that is a member of the NYSE or the NASDAQ Stock Market, those shares will not be voted on the merger agreement proposal or the adjournment proposal unless you receive a proxy from that broker that will allow you to vote the shares in person at the special meeting.
Adjournments
Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of voting shares who are present or represented by proxy at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed).  If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then SM Bancshares shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies (referred to above as the "adjournment proposal").
Dissenters' Rights
Holders of shares of SM Bancshares common stock are entitled to dissenters' rights under Section 351.455 of the MGBCL, provided they satisfy the special conditions and conditions set forth therein. For a more detailed discussion of your dissenters' rights and the requirements for perfecting your dissenters' rights, see "The Merger – Dissenters' Rights of SM Bancshares Shareholders."   In addition, a copy of Section 351.455 of the MGBCL is attached to this proxy statement/prospectus as Appendix B.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.
Terms of the Merger
Each of Bancorp's and SM Bancshares' board of directors has approved the merger agreement. The merger agreement provides for the merger of SM Bancshares with and into Merger Sub, a wholly owned subsidiary of Bancorp, with SM Bancshares as the surviving entity after the merger.  As a result of this merger, each outstanding share of SM Bancshares common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.  Immediately following the merger, SM Bancshares will merge with and into Bancorp with Bancorp as the surviving entity and SM Bancshares' wholly owned bank subsidiary, SMB, will merge with and into Bancorp's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, SM Bancshares and SMB will cease to exist as separate entities.
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  As of September 30, 2017, SM Bancshares' consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination costs, was $10.9 million.   Based on this amount, if the merger were completed in October 2017, the aggregate merger consideration would be $15.3 million ($10.9 million x 1.4).  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Bancorp common stock.
The per share cash consideration will be equal to 25% of the aggregate merger consideration divided by the number of shares of SM Bancshares common stock issued and outstanding immediately prior to the merger.  The per share stock consideration will be a number of shares of Bancorp common stock equal to three times the per share cash consideration divided by $31.80, the average Bancorp common stock price.  Assuming aggregate merger consideration of $15.3 million, the per share cash consideration, based on the number of shares of SM Bancshares common stock currently outstanding, would be $96.95 and the per share stock consideration would be fixed at 9.1467 shares of Bancorp common stock for each share of SM Bancshares common stock outstanding.  The per share stock consideration to be issued at the 9.1467 exchange ratio would represent approximately $290.87 in value for each share of SM Bancshares common stock, which, when added to the $96.95 per share cash merger consideration, equates to approximately $387.82 in value for each share of SM Bancshares common stock.  SM Bancshares shareholders who would otherwise be entitled to a fractional share of Bancorp common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $31.80.
Under the above scenario, if you held 100 shares of SM Bancshares common stock immediately prior to the merger, you would receive $9,695 in cash ($96.95 x 100) and 914 shares of Bancorp common stock (9. 1467 x 100) plus $21.31 in cash in lieu of a fraction of a Bancorp share (0.67 x $31.80).
As stated above, the aggregate merger consideration the holders of SM Bancshares common stock will receive in the merger is based on SM Bancshares' consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the aggregate merger consideration to be paid to the holders of SM Bancshares common stock at closing will depend on a number of factors, including SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of SM Bancshares' transaction expenses and the final cost of contract termination charges of SM Bancshares triggered as a result of the merger.  In addition, since the stock portion of the merger consideration is calculated based on $31.80 (the average Bancorp common stock price), the market value of the stock portion of the merger consideration to be paid to the holders of SM Bancshares common stock will vary from the closing price of Bancorp common stock on the date Bancorp and SM Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed to SM Bancshares shareholders, on the date of the SM Bancshares special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Bancorp common stock.  Therefore, you will not know at the time of the special meeting the precise aggregate merger consideration or the market value of the stock portion of the merger consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Bancorp common stock (NASDAQ: trading symbol "SMBC").
Holders of SM Bancshares common stock are being asked to approve the merger agreement proposal. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
In connection with the ongoing consideration and evaluation of its long-term strategic alternatives and prospects, SM Bancshares's board of directors and executive management team have considered and regularly reviewed the strategic direction and business objectives of its consolidated organization as part of their continuous efforts to enhance value to its shareholders.  This strategic planning exercise generally included an evaluation of the merits and drawbacks of (i) continuing to operate as an independent institution, (ii) expansion through the strategic acquisition of other institutions and branch offices, and (iii) entering into a strategic merger with another financial institution.  These considerations focused on, among other things, prospects and developments in the current regulatory environment, in the economy generally and in financial markets, for financial institutions generally and for SM Bancshares, in particular, as well as conditions and ongoing consolidation in the financial services industry.  In furtherance of these objectives, SM Bancshares has evaluated a number of strategic opportunities over the past several years.
As a result of an ongoing desire to provide shareholder liquidity and a perceived recent improvement in market pricing for larger community bank franchises in Missouri, SM Bancshares's board of directors engaged a consultant to help advise the board of the value of the SM Bancshares stock and the value of SMB.
SM Bancshares's board worked with SM Bancshares's executive management and received proposals from several prospective purchasers.  SM Bancshares reviewed those offers.  After entering into confidentiality agreements and conducting preliminary diligence, two of the prospective purchasers submitted formal offers.
SM Bancshares's board of directors and executive management reviewed the offers and determined that Bancorp's offer, consisting of merger consideration payable 25% in cash and 75% in shares of Bancorp's publicly traded common stock, would be in the best interests of SM Bancshares and its shareholders.  On March 21, 2017, SM Bancshares and Bancorp entered into a non-binding letter of intent, providing for the material terms of the proposed merger, and also providing that SM Bancshares would not solicit offers from organizations other than Bancorp for a period of 60 days while SM Bancshares and Bancorp completed mutual due diligence and worked toward negotiation and preparation of a definitive merger agreement.  Following execution of the letter of intent, the parties established virtual electronic data rooms to facilitate due diligence investigation.  Over the next several months, SM Bancshares and Bancorp worked to complete their respective due diligence investigations.
SM Bancshares received the first draft of the merger agreement from Bancorp on June 1, 2017 and the parties negotiated the financial terms of the transaction and the merger agreement over the next several months.  On August 16, 2017, SM Bancshares's board of directors met to consider and discuss the terms of the merger agreement and the merger, which were unanimously approved at that meeting.
On August 17, 2017, SM Bancshares and Bancorp entered into the merger agreement and Bancorp issued a press release announcing the proposed merger.
SM Bancshares' Reasons for the Merger; Recommendation of SM Bancshares' Board of Directors
SM Bancshares' board of directors believes that the merger is in the best interest of SM Bancshares and its shareholders.  Accordingly, SM Bancshares' board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that SM Bancshares' shareholders vote "FOR" approval of the merger agreement proposal.

In approving the merger agreement, SM Bancshares' board of directors consulted with management with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of SM Bancshares common stock, and with its outside legal counsel as to its legal duties and the terms of the merger agreement.   The board believes that combining with Bancorp will create a stronger and more diversified organization that will provide significant benefits to SM Bancshares' shareholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to SM Bancshares' shareholders, were the result of arm's length negotiations between representatives of SM Bancshares and representatives of Bancorp.  In arriving at its determination to approve the merger agreement, SM Bancshares' board of directors considered a number of factors, including the following material factors:
•
SM Bancshares' board of directors' familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of SM Bancshares and Bancorp compared to the risks and challenges associated with the operation of SM Bancshares' business as an independent entity;

•
the current and prospective environment in which SM Bancshares operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of management;
•
that shareholders of SM Bancshares will receive seventy-five percent (75%) of the merger consideration in shares of Bancorp common stock, which is listed on the NASDAQ Stock Market, contrasted with the absence of a public market for SM Bancshares' common stock;

•	the treatment of the mergers as a "reorganization" within the meaning of Section 368(a) of the Code with respect to the shares of SM Bancshares common stock exchanged for Bancorp common stock;
•
the results that SM Bancshares could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Bancorp;

•	the ability of Bancorp to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;
•	the ability of Bancorp to receive the requisite regulatory approvals in a timely manner;
•	the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, and the conditions to closing;
•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;
•
that SM Bancshares' directors and executive officers have financial interests in the merger in addition to their interests as SM Bancshares shareholders and the manner in which such interests would be affected by the merger;

•	that the cash portion of the merger consideration will be taxable to SM Bancshares' shareholders upon completion of the merger;
•
the requirement that SM Bancshares conduct its business in the ordinary course and the other restrictions on the conduct of the SM Bancshares' business before completion of the merger, which may delay or prevent SM Bancshares from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement SM Bancshares cannot solicit competing proposals for the acquisition of SM Bancshares.
The SM Bancshares board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of SM Bancshares' business towards the completion of the merger;
•
the restrictions on the conduct of SM Bancshares' business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent SM Bancshares from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of SM Bancshares absent the pending completion of the merger;

•	the possibility that SM Bancshares will have to pay a $450,000 termination fee to Bancorp if the merger agreement is terminated under certain circumstances;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating SM Bancshares' and SMB's business, operations and workforce with those of Bancorp;
•	the merger-related costs and expenses;
•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the SM Bancshares board of directors is not intended to be exhaustive, but includes the material factors considered by the SM Bancshares board of directors.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of SM Bancshares did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors.  Based on the reasons stated above, the board of directors of SM Bancshares believes that the merger is in the best interest of SM Bancshares and its shareholders and therefore the board of directors of SM Bancshares unanimously approved the merger agreement and the merger.
This summary of the reasoning of SM Bancshares' board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
SM BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT PROPOSAL.
Bancorp's Reasons for the Merger
After careful consideration, at a meeting held on August 17, 2017, Bancorp's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Bancorp and its shareholders.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Bancorp board of directors consulted with Bancorp management, as well as its legal advisors, and considered a number of factors, including the following material factors:
•
its knowledge of SM Bancshares' business, operations, financial condition, earnings and prospects, taking into account the results of Bancorp's due diligence review of SM Bancshares and SMB, including Bancorp's assessments of their credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•
the fact that an acquisition of SM Bancshares and SMB would enhance Bancorp's strategic presence in the Springfield, Missouri Metropolitan Statistical Area and would be helpful to its continued growth in that market, which has been a key to the company's growth over recent years;

•	the reports of Bancorp management concerning the operations and financial condition of SM Bancshares and the pro forma financial impact of the merger;
•	the strength of SMB's management team;
•	the fact that SM Bancshares' and SMB's shareholders would own approximately 4.0% of the outstanding shares of Bancorp common stock immediately following the merger;
•
the interests of SM Bancshares' directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under "—Interests of SM Bancshares' Directors and Executive Officers in the Merger";

•	the fact that SM Bancshares' and Bancorp's management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;
•	the belief of Bancorp's management that the merger will be accretive to Bancorp's earnings under accounting principles generally accepted in the United States, commonly referred to as "GAAP";
•	the fact that the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;
•
the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of SM Bancshares' and SMB's business, operations and workforce with those of Bancorp;
•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions; and
•
the financial and other terms of the merger agreement, including the merger consideration, tax treatment and termination fee provisions, which the Bancorp board reviewed with its outside legal advisors.

The Bancorp board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of Bancorp's business towards the completion of the merger;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating SM Bancshares' and SMB's business, operations and workforce with those of Bancorp;
•	the merger-related costs and expenses; and
•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the Bancorp board of directors is not intended to be exhaustive, but includes the material factors considered by the Bancorp board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Bancorp board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bancorp board of directors considered all these factors as a whole, including discussions with, and questioning of, Bancorp's management and Bancorp's legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
Bancorp's board of directors unanimously approved the merger agreement.
This summary of the reasoning of Bancorp's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
Bancorp's Board of Directors Following Completion of the Merger
Following completion of the mergers, the directors of Bancorp and Southern Bank immediately prior to the effective time will constitute the boards of directors of Bancorp as the surviving corporation and Southern Bank as the resulting institution, respectively.
Interests of SM Bancshares' Directors and Executive Officers in the Merger
In considering the recommendation of the SM Bancshares board of directors to vote for the merger agreement proposal, you should be aware that the directors and officers of SM Bancshares have interests in the merger that are in addition to, or different from, their interests as shareholders of SM Bancshares.  The board of SM Bancshares was aware of these interests and considered them in approving the merger agreement.
Bancorp has agreed to indemnify the directors and officers of SM Bancshares prior to the effective time of the merger for five years following the merger against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation, in which an indemnified party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of SM Bancshares if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger to the fullest extent permitted under SM Bancshares' articles of incorporation and bylaws, to the extent permitted by applicable law.
Additionally, Bancorp has agreed to purchase prior to the effective time of the merger a five-year "tail" policy under its current directors' and officers' liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of SM Bancshares and SMB.
Regulatory Approvals
Each of Bancorp and SM Bancshares has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These include approvals from the Federal Reserve Board and the Missouri Division.  The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.
As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."

Accounting Treatment
In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method of accounting in accordance with FASB Topic 805, "Business Combinations." The result of this is that the assets and liabilities of Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of SM Bancshares will be adjusted to fair value at the date of the mergers.  In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Bancorp common stock to be issued to former SM Bancshares shareholders, at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of SM Bancshares at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of SM Bancshares being included in the operating results of Bancorp beginning from the date of completion of the mergers.
Dissenters' Rights of SM Bancshares Shareholders
Under Section 351.455 of MGBCL, SM Bancshares shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of SM Bancshares common stock, as of the day prior to the date of the SM Bancshares' special meeting, in the event of the consummation of the merger.  However, SM Bancshares may elect to terminate the merger agreement if holders of 5% or more of SM Bancshares outstanding common stock exercise dissenters' rights.  No holder of SM Bancshares common stock dissenting from the merger will be entitled to the merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement.  If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the MGBCL, which are attached to this proxy statement/prospectus as Appendix B, and consult with your legal counsel before exercising or attempting to exercise these rights.  Holders of SM Bancshares common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See "Federal Income Tax Consequences" on page 47.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR.  FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A SM Bancshares shareholder may assert dissenters' rights only by complying with all of the following requirements:

(1)  The shareholder must deliver to SM Bancshares prior to or at the special meeting a written objection to the merger agreement.  The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger agreement proposal at the special meeting to Southern Missouri Bancshares, Inc., 1292 Banning Street, Marshfield, MO 65706, Attention: Corporate Secretary.  The written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement proposal.  Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to SM Bancshares before the vote on the merger agreement proposal is taken.  Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

(2)  The shareholder must not vote in favor of adoption of the merger agreement. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent.

(3)  The shareholder must deliver to Bancorp within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of SM Bancshares common stock as of the day prior to the date on which the vote for the merger agreement proposal was taken. That demand must include a statement of the number of shares of SM Bancshares common stock owned.

The demand must be mailed or delivered to Southern Missouri Bancorp, Inc. at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, Attn: Greg A. Steffens, President and Chief Executive Officer.  Any shareholder who fails to make a written demand for payment within the twenty-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof.  Neither a vote against the merger agreement nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (3).

A beneficial owner of shares of SM Bancshares common stock who is not the record owner may not assert dissenters' rights.  If the shares of SM Bancshares common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of SM Bancshares common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If within thirty days of the effective time the value of a dissenting shareholder's shares of SM Bancshares common stock is agreed upon between the shareholder and Bancorp, Bancorp will make payment to the shareholder within ninety days of the effective time, upon the shareholder's surrender of his or her SM Bancshares common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Bancorp.

If the dissenting shareholder and Bancorp do not agree on the fair value of the shares within thirty days after the effective time, the dissenting shareholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Butler County, Missouri asking for a finding and a determination of the fair value of the shares.  The dissenting shareholder is entitled to judgment against Bancorp for the amount of the fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the Bancorp of the SM Bancshares common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Bancorp.  Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement, and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

It is a condition to the completion of the merger that the holders of less than 5% of SM Bancshares' outstanding common stock exercise dissenters' rights.

THE PRECEDING IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE.  TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE MGBCL, THE MGBCL WILL CONTROL.

Bancorp's Dividend Policy
The holders of Bancorp common stock receive cash dividends if and when declared by the Bancorp board of directors out of legally available funds.  The timing and amount of cash dividends depends on Bancorp's earnings, capital requirements, financial condition, cash on hand and other relevant factors.  Bancorp also has the ability to receive dividends or capital distributions from its bank subsidiary, Southern Bank.  There are regulatory restrictions on the ability of Southern Bank to pay dividends. As a bank holding company, Bancorp's ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Missouri law.  Bancorp currently pays a quarterly cash dividend of $0.11 per share on its outstanding common stock.  No assurances can be given that cash dividends will not be reduced or eliminated in future periods.  For additional information, see "Comparative Market Prices and Dividends on Common Stock."
Public Trading Markets
Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC." The shares of Bancorp common stock issuable in the merger for shares of SM Bancshares common stock will be listed on NASDAQ.  SM Bancshares' common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of SM Bancshares common stock.

THE MERGER AGREEMENT
The following describes certain aspects of the mergers, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The merger agreement provides for the merger of SM Bancshares with and into Merger Sub, a wholly owned subsidiary of Bancorp, with SM Bancshares as the surviving entity after the merger.  As a result of this merger, each outstanding share of SM Bancshares common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.  Immediately following the merger, SM Bancshares will merge with and into Bancorp with Bancorp as the surviving entity and SM Bancshares' wholly owned bank subsidiary, SMB, will merge with and into Bancorp's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, SM Bancshares and SMB will cease to exist as separate entities.
Merger Consideration
If the merger is completed, holders of SM Bancshares common stock will be entitled to receive aggregate merger consideration equal to (1) 1.4 times SM Bancshares' consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of SM Bancshares' transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of SM Bancshares triggered as a result of the merger over $175,000.  Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Bancorp common stock.
At the effective time of the merger, each share of SM Bancshares common stock that is issued and outstanding immediately prior to the completion of the merger, excluding shares of SM Bancshares common stock that are owned by SM Bancshares or Bancorp (other than shares held in a fiduciary or agency capacity for third parties and other than shares held in respect of a debt previously contracted) and shares with respect to which dissenters' rights have been perfected, will be converted into the right to receive the following:
•
a cash amount, which we refer to as the "per share cash consideration," equal to 25% of the aggregate merger consideration divided by the number of shares of SM Bancshares common stock that will be issued and outstanding immediately prior to the closing of the merger; and

•
a number of shares of Bancorp common stock, which we refer to as the "per share stock consideration" equal to the three times the per share cash consideration divided by $31.80, the average closing price of Bancorp common stock for the 20 trading day period ending on and including the fifth trading day preceding August 17, 2017 (the date of the merger agreement), which we refer to as the "average Bancorp common stock price."

The number of shares of Bancorp common stock issuable as the per share stock consideration will fluctuate with the market price of Bancorp common stock and will not be known at the time SM Bancshares shareholders vote on the merger agreement.  Bancorp will not issue any fractional shares of Bancorp common stock in the merger.  SM Bancshares shareholders who would otherwise be entitled to a fractional share of Bancorp common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $31.80, the average Bancorp common stock price.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the consummation of the merger set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger." The closing of the merger will occur on a date mutually agreed upon by the parties which will coordinate with the date scheduled with Bancorp's data processor for the conversion of SM Bancshares' data (but not earlier than five business days) after the satisfaction or waiver of all conditions to completion of the merger (other than those that by their nature are to be satisfied or waived at the closing of the merger), subject to extension by mutual agreement of the parties.  It currently is anticipated that the closing of the merger will occur in the first quarter of 2018, subject to the receipt of regulatory approvals and other closing conditions.
The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Missouri.
No assurances can be given as to when or if the merger will be completed.
Conversion of Shares; Exchange Procedures
The conversion of SM Bancshares common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.  Prior to the effective time of the merger, Bancorp will appoint its transfer agent or an unrelated bank or trust company reasonably acceptable to SM Bancshares to act as exchange agent for the exchange of SM Bancshares common stock for the merger consideration.
Letter of Transmittal
Within five days after completion of the merger, the exchange agent will mail to each holder of record of a certificate previously representing shares of SM Bancshares common stock that have been converted into the right to receive the merger consideration: (1) a letter of transmittal and (2) instructions for surrendering certificates in exchange for the merger consideration, any cash in lieu of a fractional share of Bancorp common stock and any dividends or distributions to which such holder is entitled. Conforming procedures will be used for any shares of SM Bancshares common stock held in book-entry form.
If a certificate for shares of SM Bancshares common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable in respect of those shares upon (1) receipt of an affidavit of that fact by the claimant and (2) if required by Bancorp or the exchange agent, the posting by the claimant of a bond in an amount Bancorp or the exchange agent reasonably determines is necessary as indemnity against any claim that may be made against it with respect to such certificate.
After completion of the merger, there will be no further transfers on the stock transfer books of SM Bancshares of shares of SM Bancshares common stock that were issued and outstanding immediately prior to the effective time of the merger other than to settle transfers that occurred prior to the effective time.
Tax Withholding
Bancorp or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of SM Bancshares common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Bancorp common stock will be paid to the holder of any shares of SM Bancshares common stock until the holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions with a record date after the effective time of the merger, without any interest, which had previously become payable with respect to the whole shares of Bancorp common stock which the shares of SM Bancshares common stock have been converted into the right to receive under the merger agreement.

Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Bancorp and SM Bancshares rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to SM Bancshares shareholders. You should not rely on the representations, warranties, or any description thereof as characterizations of the actual state of facts or condition of Bancorp, SM Bancshares or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Bancorp that are incorporated by reference into this proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."
The merger agreement contains customary representations and warranties of each of Bancorp and SM Bancshares relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.
The representations and warranties made by each of SM Bancshares and Bancorp in the merger agreement relate to a number of matters, including the following:
•	due organization and qualification;
•	capitalization;
•	subsidiaries;
•	corporate powers;
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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;
•	financial statements and the absence of certain changes or events;
•	in the case of Bancorp, SEC reports;
•	legal proceedings;
•	reports to regulatory authorities and absence of agreements with regulatory authorities;
•	compliance with applicable laws;
•	in the case of SM Bancshares, certain contracts;
•	in the case of SM Bancshares, no broker's fees payable in connection with the merger;
•	employee benefit matters and labor matters;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
•	inapplicability of takeover statutes;
•	environmental matters;
•	tax matters;
•	risk management instruments;
•	the accuracy of corporate record books;
•	in the case of SM Bancshares, insurance matters;
•	accounting and internal controls;
•	in the case of Bancorp, the availability of sources of capital and authorized shares of common stock sufficient to pay the merger consideration;
•	loan matters and allowance for loan losses;
•	properties;
•	investment securities;
•	intellectual property;
•	related party transactions;
•	absence of actions or circumstances that would prevent the merger or the bank merger from qualifying as a "reorganization" under Section 368(a) of the Code;
•	the proper administration of fiduciary accounts;
•
in the case of SM Bancshares, the absence of an action or a failure to act by any present or former director, officer, employee or agent of SM Bancshares or any of its subsidiaries that would give rise to a claim for indemnification by such individual; and

•	no representation or warranty is misleading.
Bancorp also has represented to SM Bancshares that Bancorp does not own any SM Bancshares stock other than shares of SM Bancshares common stock held in trust accounts, managed or similar accounts or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.
Certain representations and warranties of Bancorp and SM Bancshares are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Bancorp, SM Bancshares or the combined company following the merger, means:
(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its financial institution subsidiary to timely consummate the transactions contemplated by the merger agreement.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Pursuant to the merger agreement, each of SM Bancshares and Bancorp has agreed to certain restrictions on its activities until the merger is completed or terminated.  In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will, and will cause each of its subsidiaries to:
•
use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and not take any action reasonably likely to impair its ability to perform any of its obligations under the merger agreement; and

•
not take any action that would, or is reasonably likely to, cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code and not knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or a material violation of any provision of the merger agreement;

Bancorp has also agreed that it will not pay or declare any extraordinary dividends (other than dividends from Southern Bank to Bancorp), and it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws or other governing documents in a manner that would materially and adversely affect the benefits of the merger to the holders of SM Bancshares common stock. Bancorp will, however, reserve a sufficient number of shares of its common stock to pay the stock portion of the merger consideration, and will use its best efforts to cause the shares of Bancorp common stock to be issued in the merger to be authorized for listing on NASDAQ.  In addition, Bancorp has agreed that it will not enter into any agreement, arrangement or understanding with respect to a merger, acquisition, consolidation, share exchange or similar business combination involving Bancorp and/or a subsidiary of Bancorp, where the effect of such agreement, arrangement or understanding, or the consummation of the transactions contemplated thereby, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of any required regulatory approval for the merger or bank merger or the filing of any regulatory application, or cause the anticipated tax treatment of the merger or the bank merger to be unavailable; however, this provision does not prohibit any transaction that by its terms contemplates the consummation of the merger in accordance with the merger agreement and which treats holders of SM Bancshares common stock, upon completion of the merger and their receipt of Bancorp common stock, in the same manner as the holders of Bancorp common stock.
SM Bancshares has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course.  SM Bancshares has further agreed that it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Bancorp:

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of SM Bancshares common stock or rights to acquire stock or permit any additional shares of SM Bancshares common stock to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;

•	except as specified in the disclosure schedules to the merger agreement, pay or declare any dividends or other distributions on SM Bancshares common stock;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of SM Bancshares' capital stock, other ownership interests or rights to acquire stock;

•
enter into, modify, renew, or terminate any employment, severance or similar agreement or arrangement with any director, officer, employee or independent contractor, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) normal increases in compensation to employees and (B) individual cash bonuses in accordance with past practice;

•
except as required by law or to satisfy a previously disclosed contractual obligation existing as of the date of the merger agreement, establish, modify or terminate any employee benefit plan or take action to accelerate the vesting of benefits under any employee benefit plan;

•
sell, transfer, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or intellectual property, except in the ordinary course of business consistent with past practice in a transaction that is not material to SM Bancshares and its subsidiaries taken as a whole;

•
acquire the assets, business, deposits or properties of any other entity, other than pursuant to foreclosure or acquisition of control in a fiduciary capacity or in satisfaction of debts previously contracted in each case in the ordinary and usual course of business consistent with past practice;

•
except as specified in the disclosure schedules to the merger agreement, sell or acquire any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), loan participations (excluding sales of participations that have been offered to Bancorp on SM Bancshares' standard terms and that Bancorp has declined to purchase) or servicing rights;

•	amend its governing documents;

•
implement or adopt any change in its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or regulatory accounting principles;

•	enter into, materially modify or terminate any material contract, other than in the ordinary course of business consistent with past practice;

•
except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to SM Bancshares and its subsidiaries taken as a whole;

•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which SM Bancshares does not have reason to believe might be in violation of or require remediation under environmental laws;

•
in the case of SMB, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch of deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•
except as specified in the disclosure schedules to the merger agreement or for emergency repairs or replacements, make capital expenditures other than in the ordinary course of business consistent with past practices;

•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;

•
invest in any new or existing joint venture, partnership or similar activity or any new real estate development or construction activity, other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice;

•	materially change its interest rate and other risk management policies and practices;

•
except as specified in the disclosure schedules to the merger agreement, incur any debt for borrowed funds other than advances, repurchase agreements and other borrowing from the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of St. Louis in the ordinary course of business with a term of one year or less, or incur, assume, guarantee or otherwise become subject to any obligations or liabilities of any other person, other than in the ordinary course of business and subject to the restrictions set forth in the merger agreement;

•	enter into, modify or renew any lease or license other than in the ordinary course of business consistent with past practice and involving an amount in excess of the limit in the merger agreement,

•	permit the lapse of any intellectual property rights;

•
create any lien on any of its assets or properties, other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business;

•	make charitable contributions in excess of limits specified in the merger agreement;

•
except as required by GAAP, regulatory accounting principles or by a regulatory authority, make a change in policy respect to loan loss reserves and charge-offs, asset/liability management or any other material matter;

•	develop, market or implement any new products or lines of business; or

•	agree or commit to do any of the foregoing.
Regulatory Matters
Bancorp and SM Bancshares have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement.  Bancorp and SM Bancshares have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the bank merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement and to advise the other upon receiving any communication from any governmental entity whose approval is required for the merger or bank merger that causes the receiving party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or may be materially delayed, or that any such approval may contain a condition or requirement that is deemed unduly burdensome by Bancorp including any condition that would increase the minimum regulatory capital requirements of Bancorp or Southern Bank.
Employee Benefit Plan Matters
Following the effective time of the merger, Bancorp will cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees who are full-time employees of SMB on the merger closing date (referred to below as "covered employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank.  Until such time as covered employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a covered employee's continued participation in the employee benefit plans and compensation opportunities of SMB will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of Bancorp or its subsidiaries.
To the extent that a covered employee becomes eligible to participate in a Bancorp benefit plan, Southern Bank will cause the plan to recognize full-time years of prior service from the date of the most recent hire of such covered employee with SMB, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable SM Bancshares benefit plan in which such covered employee was eligible to participate immediately prior to completion of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.
With respect to any Bancorp benefit plan that is a health, dental, vision or other welfare plan in which any covered employee is eligible to participate for the plan year in which such covered employee is first eligible to participate, Southern Bank will use commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods to be waived with respect to the covered employee to the extent such pre-existing condition was or would have been covered under a SM Bancshares benefit plan in which such covered employee participated immediately prior to the effective time of the merger.
SM Bancshares has agreed to take, and cause its subsidiaries to take, all actions requested by Bancorp that may be necessary or appropriate to (i) cause one or more SM Bancshares benefit plans to terminate as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any SM Bancshares benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger of any contract, arrangement or insurance policy relating to any SM Bancshares benefit plan for such period as may be requested by Bancorp, and (iv) facilitate the merger of any SM Bancshares benefit plan into any employee benefit plan maintained by Bancorp or a Bancorp subsidiary.
Full-time employees of SMB who are not executive officers, are not otherwise entitled to contractual or other severance or change in control benefits and are involuntarily terminated by Southern Bank without cause at the time of or within one year following the closing of the merger will be paid by Southern Bank a severance benefit equal to one week of base pay for each year of full-time employment at SMB with a maximum payment of 13 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.
Director and Officer Indemnification and Insurance
For a period of five years following the merger, and to the maximum extent permitted by SM Bancshares' articles of incorporation and bylaws and applicable law, Bancorp has agreed to indemnify and hold harmless the directors and officers of SM Bancshares and SMB for all losses and claims incurred by these individuals in their capacity as such and arising out of or relating to matters existing or occurring at or prior to completion of the merger (including the transactions contemplated by the merger agreement).

Additionally, the merger agreement requires Bancorp to purchase prior to the effective time of the merger a five-year "tail" policy under its current directors' and officers' liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of SM Bancshares and SMB. The cost of this policy shall not exceed 200% of SM Bancshares' current annual premium for directors' and officers' insurance.  If the tail policy cannot be obtained for this amount, then Bancorp will pay the required premium cost to obtain as much comparable insurance as is available for this amount.
Shareholder Meeting and Recommendation of SM Bancshares' Boards of Directors
SM Bancshares has agreed to cause its board of directors to call a special meeting of shareholders for the purpose of voting upon the merger agreement within 40 days after notice of the meeting is given to SM Bancshares shareholders.  SM Bancshares has further agreed to use its commercially reasonable best efforts to convene and hold the meeting on its scheduled date obtain the approval of the merger agreement by SM Bancshares shareholders at that meeting.  In addition, SM Bancshares has agreed to include in this proxy statement/prospectus and in all other communications with SM Bancshares shareholders the recommendation of SM Bancshares' board of directors that SM Bancshares shareholders approve the merger agreement, subject to the board's ability to withdraw or modify that recommendation as described under "—Agreement Not to Solicit Other Offers.
Notwithstanding any change in recommendation by the board of directors of SM Bancshares, unless the merger agreement has been terminated in accordance with its terms, SM Bancshares is required to convene the SM Bancshares special meeting and to submit the merger agreement to a vote of its shareholders.
Agreement Not to Solicit Other Offers
SM Bancshares has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, SM Bancshares' and its subsidiaries' business, properties or assets with respect to an acquisition proposal; or (ii) have any discussions with any person or entity relating to an acquisition proposal.  An "acquisition proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving SM Bancshares or SMB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, SM Bancshares or SMB, other than the merger and the bank merger.
If SM Bancshares receives an unsolicited written acquisition proposal prior to shareholder approval of the merger agreement that SM Bancshares' board of directors determines in good faith will constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of SM Bancshares than the merger with Bancorp (referred to as a "superior proposal"), SM Bancshares may provide confidential information to and negotiate with the third party that submitted such acquisition proposal if the SM Bancshares board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board's fiduciary duties.  In order to constitute a superior proposal, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, SM Bancshares or SMB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.  SM Bancshares must promptly advise Bancorp of any acquisition proposal received and keep it apprised of any related developments.
The merger agreement generally prohibits the SM Bancshares board of directors from withdrawing or modifying in a manner adverse to Bancorp the board's recommendation that SM Bancshares' shareholders vote to approve the merger agreement (referred to as a "change in recommendation").  At any time prior to the approval of the merger agreement by SM Bancshares' shareholders, however, the SM Bancshares board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with outside legal counsel, constitutes a superior proposal.  The SM Bancshares board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Bancorp at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the SM

Bancshares board of directors determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal.
If Bancorp terminates the merger agreement based on a change in recommendation by the SM Bancshares board of directors or SM Bancshares terminates the merger agreement to pursue a superior proposal, SM Bancshares will be required to pay Bancorp a termination fee of $450,000 in cash.  See "-Termination of the Merger Agreement" and "-Termination Fee."
Conditions to Complete the Merger
Bancorp's and SM Bancshares' respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:
•	the approval of the merger agreement by SM Bancshares' shareholders;
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to the extent required, the filing by Bancorp with NASDAQ of a notification form for the listing of the shares of Bancorp common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;
•
accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the representations and warranties made by Bancorp and SM Bancshares to the extent specified in the merger agreement, and the receipt by each party of an officer's certificate from the other party to that effect;

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the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officer's certificate from the other party to that effect; and

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receipt by each party of an opinion of its tax advisor to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers taken as a whole will qualify as one or more "reorganizations" within the meaning of Section 368(a) of the Code.

The following are additional conditions to Bancorp's obligation to complete the merger:
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the receipt of all necessary regulatory authorizations, consents, orders or approvals, including from the Federal Reserve Board and the Missouri Division, necessary to consummate the merger and the bank merger, without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Bancorp, including any condition that would increase the minimum regulatory capital requirements of Bancorp or Southern Bank, and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting period in respect thereof shall have expired;

•	the holders of less than 5.0% of the outstanding shares of SM Bancshares common stock shall have exercised dissenters' rights under Missouri law;
•	receipt by SM Bancshares of all designated third party consents; and

Neither Bancorp nor SM Bancshares can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:
•	by mutual written consent of Bancorp and SM Bancshares;
•
by either Bancorp or SM Bancshares, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Bancorp or SM Bancshares, if the merger has not been completed on or before March 31, 2018, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Bancorp or SM Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the merger closing date, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured during such period;

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by Bancorp, if the board of directors of SM Bancshares fails to recommend in this proxy statement/prospectus that its shareholders approve the merger agreement, or the SM Bancshares board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Bancorp, or SM Bancshares materially breaches any of its obligations relating to third party acquisition proposals;

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by either Bancorp or SM Bancshares, if the special meeting of SM Bancshares shareholders has been held (including any postponement or adjournment thereof) and the required vote to approve the merger agreement has not been obtained; provided in the case of a termination by SM Bancshares that SM Bancshares has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the merger agreement and the non-solicitation of third party acquisition proposals;

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by SM Bancshares prior to SM Bancshares obtaining shareholder approval of the merger agreement in order to enter into an agreement with respect to a third party superior unsolicited acquisition proposal, provided SM Bancshares has not committed a material breach of its obligations with respect to third party acquisition proposals and concurrently with such termination pays Bancorp a termination fee of $450,000 in cash.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) both Bancorp and SM Bancshares will remain liable for any liabilities or damages arising out of its willful breach of any provision of the merger agreement except, in the case of SM Bancshares, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.
Termination Fee
Bancorp will be entitled to a termination fee of $450,000 from SM Bancshares if the merger agreement is terminated under the following circumstances:
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a termination by Bancorp based on (i) the board of directors of SM Bancshares either failing to continue its recommendation that the SM Bancshares shareholders approve the merger agreement or adversely changing such recommendation or (ii) SM Bancshares materially breaching the provisions of the merger agreement relating to third party acquisition proposals;

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a termination by SM Bancshares prior to obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal as described above; or

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a termination by either Bancorp or SM Bancshares as a result of the failure of SM Bancshares' shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within nine months of termination SM Bancshares or SMB enters into a definitive agreement for or consummates an acquisition proposal.  For purposes of this bullet point, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, SM Bancshares or SMB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.

In the event Bancorp terminates the merger agreement as a result of a willful and material breach by SM Bancshares of the provisions of the merger agreement relating to third party acquisition proposals, Bancorp is not required to accept the termination fee from SM Bancshares and may pursue alternate relief against SM Bancshares.
Expenses and Fees
All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be paid by Bancorp.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of SM Bancshares, except that after approval of the merger agreement by the shareholders of SM Bancshares, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.
At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreement
As an inducement to Bancorp to enter into the merger agreement, each of SM Bancshares' directors and executive officers has entered into a voting agreement with Bancorp with respect to the shares of SM Bancshares common stock beneficially owned by them. The following summary of the voting agreement is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.
Pursuant to the voting agreement, each of the directors and executive officers of SM Bancshares has agreed:
•	to vote, or cause to be voted, all of his or her shares of SM Bancshares common stock in favor of approval of the merger agreement proposal; and
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not to sell, transfer or otherwise dispose of any such shares of SM Bancshares common stock until after shareholder approval of the merger agreement, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Bancorp, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Bancorp.

The obligations under the voting agreement will terminate on the first to occur of: (i) the termination of the merger agreement, (ii) the approval of the merger agreement by SM Bancshares' shareholders, (iii) an amendment to the merger agreement which reduces the amount of or alters the form of the merger consideration, or (iv) the parties' mutual agreement to terminate the voting agreement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders of SM Bancshares common stock. The term "U.S. holder" means a beneficial owner of shares of SM Bancshares common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;
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a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion is based upon current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the continued accuracy of the statements and conclusions set forth in this discussion.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of SM Bancshares common stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of SM Bancshares common stock that hold such stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local, or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S.

Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of SM Bancshares common stock in light of their individual circumstances or to holders of SM Bancshares common stock that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) holders who actually or constructively own more than 5% of SM Bancshares common stock; (ix) holders who acquired their shares in exchange for shares of SMB's common stock; (x) tax-exempt organizations; (xi) dealers in securities or currencies; (xii) traders in securities that elect to use a mark-to-market method of accounting; (xiii) persons that hold SM Bancshares common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; (xiv) regulated investment companies; (xv) real estate investment trusts; (xvi) former citizens or former residents of the United States; (xvii) U.S. holders whose "functional currency" is not the U.S. dollar; (xviii) "controlled foreign corporations"; (xix) "passive foreign investment companies"; (xx) holders that exercise dissenters' rights; and (xxi) holders who acquired their shares of SM Bancshares common stock through the exercise of a stock option, through a tax qualified retirement plan or otherwise as compensation.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SM Bancshares common stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of SM Bancshares common stock should consult their own tax advisors about the tax consequences of the merger to them.
ALL HOLDERS OF SM BANCSHARES COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Bancorp, has rendered its tax opinion to Bancorp and Carnahan, Evans, Cantwell & Brown, P.C., tax counsel to SM Bancshares, has rendered its tax opinion to SM Bancshares addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman, Taff & Tiernan LLP and Carnahan, Evans, Cantwell & Brown, P.C. as to the material U.S. federal income tax consequences of the merger to the U.S. holders of SM Bancshares common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Bancorp and SM Bancshares, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.
Treatment of the Merger as a "Reorganization"
The parties intend for the mergers, taken as a whole, to be treated as one or more "reorganizations" for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by SM Bancshares and Bancorp of tax opinions from Carnahan, Evans, Cantwell & Brown, P.C. and Silver, Freedman, Taff & Tiernan LLP, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In addition, the obligation of each of Carnahan, Evans, Cantwell & Brown, P.C. and Silver, Freedman, Taff & Tiernan LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization," including the "continuity of proprietary interest" requirement. That requirement generally will be satisfied if Bancorp common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.

In the opinion of Carnahan, Evans, Cantwell & Brown, P.C. and Silver, Freedman, Taff & Tiernan LLP, in reliance on representation letters provided by SM Bancshares and Bancorp and upon customary factual assumptions, as well as certain covenants and undertakings of SM Bancshares and Bancorp, the mergers taken as a whole will qualify as one or more "reorganizations" within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete, or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither Bancorp nor SM Bancshares has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Subject to the qualifications and limitations set forth above, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:
•	No gain or loss will be recognized by Bancorp or SM Bancshares as a result of the merger.
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A U.S. holder who receives a combination of shares of Bancorp common stock and cash (other than cash received in lieu of fractional shares of Bancorp common stock) in exchange for shares of SM Bancshares common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Bancorp common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of SM Bancshares common stock exceeds such U.S. holder's adjusted tax basis in its SM Bancshares common stock surrendered and (ii) the amount of cash received by such U.S. holder of SM Bancshares common stock (in each case excluding any cash received in lieu of fractional shares of Bancorp common stock, which will be treated as discussed below). This gain generally will be capital gain and will be long-term capital gain if the holding period for the shares of SM Bancshares common stock exchanged is more than one year at the time of completion of the merger.

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The aggregate tax basis of the Bancorp common stock received by a U.S. holder of SM Bancshares common stock in the merger (including any fractional shares of Bancorp common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the SM Bancshares common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Bancorp common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of Bancorp common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under "—Potential Recharacterization of Gain as a Dividend").

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The holding period of Bancorp common stock received in exchange for shares of SM Bancshares common stock (including fractional shares of Bancorp common stock deemed received and exchanged for cash, as described below) will include the holding period of the SM Bancshares common stock for which it is exchanged.

If a U.S. holder of SM Bancshares common stock acquired different blocks of SM Bancshares common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of SM Bancshares common stock, and such U.S. holder's tax basis and holding period in its shares of Bancorp stock may be determined with reference to each block of SM Bancshares common stock.  A loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.  U.S. holders should consult their own tax advisors with regard to identifying the tax bases or holding periods of the particular shares of Bancorp stock received in the merger.

Potential Recharacterization of Gain as a Dividend
Any gain recognized by a U.S. holder of SM Bancshares common stock in connection with the merger generally will be capital gain unless such holder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder's ratable share of SM Bancshares' accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your SM Bancshares common stock solely in exchange for Bancorp common stock and then Bancorp immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to you if such receipt is "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of Bancorp following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Bancorp that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Bancorp that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your SM Bancshares common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of SM Bancshares common stock for a combination of Bancorp common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Receipt of Cash in Lieu of a Fractional Share of Bancorp Stock
A U.S. holder of SM Bancshares common stock who receives cash in lieu of a fractional share of Bancorp common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Bancorp. As a result, such U.S. holder of SM Bancshares common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the U.S. holder's holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations.
Dissenting Shareholders
If you are a holder of SM Bancshares common stock and you perfect your dissenters' rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a shareholder on the exchange of SM Bancshares common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder's holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of SM Bancshares common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Net Investment Income Tax
A holder of SM Bancshares common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of SM Bancshares common stock should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Payments of cash, including cash received in lieu of a fractional share of Bancorp common stock, to a U.S. holder of SM Bancshares common stock pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently at a rate of 28%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Information Reporting
A U.S. holder of SM Bancshares common stock who receives Bancorp common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of SM Bancshares common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives Bancorp common stock in the merger will be required to file a statement with such U.S. holder's U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the SM Bancshares common stock exchanged pursuant to the merger, and the holder's adjusted tax basis, determined immediately before the exchange, in its SM Bancshares common stock. A "significant holder" is a holder of SM Bancshares common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of SM Bancshares or securities of SM Bancshares with a basis of at least $1.0 million.
This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

INFORMATION ABOUT SOUTHERN MISSOURI BANCORP
Bancorp, headquartered in Poplar Bluff, Missouri, is the bank holding company of Southern Bank. Southern Bank, founded in 1887, is a Missouri state-chartered, community-focused financial institution providing relationship banking through 38 locations in Missouri, Arkansas and Illinois, as well as online/mobile channels. As of September 30, 2017, Bancorp had assets of $1.8 billion, deposits of $1.5 billion, and stockholders' equity of $177.0 million.
As a bank holding company, Bancorp is regulated by the Federal Reserve Board. As a Missouri state-chartered trust company with banking powers, and a member of the Federal Reserve System, Southern Bank's primary regulators are the Missouri Department of Finance and the Federal Reserve Board.
The principal business of Southern Bank consists primarily of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and to a lesser extent, brokered deposits, to invest to one-to-four-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans, and consumer loans.  These funds are also used to purchase mortgage-backed and related securities, U.S. Government Agency obligations, municipal bonds, and other permissible investments.
Southern Bank offers a variety of deposit accounts for individuals and businesses. Deposits are its primary source of funds for its lending and investing activities.
Bancorp regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.
Bancorp's principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Additional information about Bancorp and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
INFORMATION ABOUT SOUTHERN MISSOURI BANCSHARES
SM Bancshares was formed as a Missouri corporation in 1997 for the purpose of becoming a holding company for SMB, a Missouri state chartered bank.  SM Bancshares does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for SMB.  Its primary activities are to provide assistance in the management and coordination of SMB's financial resources.  SM Bancshares has no significant assets other than all of the outstanding common stock of SMB.  SM Bancshares derives its revenues primarily from the operations of SMB in the form of dividends received from SMB.
SMB was chartered as a Missouri state bank in 1997.  SMB's operation are conducted through two locations, its main office and a branch office, both of which are located in Marshfield, Missouri.  As of September 30, 2017, SM Bancshares had, on a consolidated basis, total assets of approximately $90.0 million, total deposits of approximately $72.6 million, total loans (net of allowance for loan losses) of approximately $69.0 million, and total shareholders' equity of approximately $11.0 million.  SM Bancshares does not file reports with the SEC.  SM Bancshares does, however, voluntarily provide certain financial reports to its shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF SM BANCSHARES
The following table sets forth certain information regarding the beneficial ownership of SM Bancshares common stock as of December 8, 2017, by (1) each director and executive officer of SM Bancshares, (2) each person who is known by SM Bancshares to own beneficially 5% or more of the voting common stock of SM Bancshares, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of SM Bancshares believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.  The address of each listed shareholder is c/o Southern Missouri Bancshares, Inc., 1292 Banning Street, Marshfield, MO 65706.
Name of Beneficial Owner	Number of SM Bancshares common stock beneficially owned	Percent of class(1)

Don Babb, Director	5,104	13.0%
John Brooks, Director	128	*
Don Crawford, Director	3,480	8.8%
Jerry Morgan, Director and Chief Executive Officer	3,420	8.8%
Paula Honeycutt, Director and Senior Vice President	1,059	2.7%
Kent Hyde, Chairman of the Board	2,796	7.1%
James Moore, Director	2,442	6.2%
Chris Owens, Director and President	3	*
Link Stevens, Director	499	1.3%
All directors and executive officers, as a group (nine persons)	18,931	48.1%
*   Equals less than 1%
(1)  Percentage ownership based on 39,356 shares of SM Bancshares common stock outstanding.

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK
Bancorp common stock is listed on the NASDAQ Global Market under the symbol "SMBC."  The following table presents the high and low closing prices for the Bancorp's common stock for the periods indicated.
	Stock Price
	High	Low	Dividends per Share
Fiscal 2018 Quarters:
Second Quarter (through December 4, 2017)	$40.24	$35.89	$0.11
First Quarter (ended 9/30/17)	36.49	31.02	0.11

Fiscal 2017 Quarters:
Fourth Quarter (ended 6/30/17)	$36.01	$30.30	$0.10
Third Quarter (ended 3/31/17)	36.88	31.51	0.10
Second Quarter (ended 12/31/16)	36.59	24.30	0.10
First Quarter (ended 9/30/16)	25.20	23.84	0.10

Fiscal 2016 Quarters:
Fourth Quarter (ended 6/30/16)	$24.86	$22.79	$0.09
Third Quarter (ended 3/31/16)	24.02	22.95	0.09
Second Quarter (ended 12/31/15)	24.40	21.26	0.09
First Quarter (ended 9/30/15)	21.50	18.75	0.09

Bancorp's cash dividend payout policy is continually reviewed by management and the Board of Directors.  Bancorp intends to continue its policy of paying quarterly dividends; however future dividend payments will depend upon a number of factors, including capital requirements, regulatory limitations, Bancorp's financial condition, results of operations and Southern Bank's ability to pay dividends to Bancorp.  Bancorp relies upon dividends originating from Southern Bank to accumulate earnings for payment of cash dividends to stockholders.
SM Bancshares pays a cash dividend to its common shareholders annually following the end of each calendar year which equaled $20.00 per share for the year ended December 31, 2015 and $15.00 per share for the year ended December 31, 2016.  The factors affecting SM Bancshares' ability to pay cash dividends to its shareholders are similar to those affecting Bancorp's ability to pay dividends to its shareholders.  In addition, the merger agreement prohibits SM Bancshares from increasing the amount of dividends paid to its shareholders without Bancorp's prior written consent.
On August 17, 2017, the day prior to the public announcement of the merger agreement, the high and low sales prices of shares of Bancorp common stock as reported on NASDAQ were $31.49 and $31.20, respectively. On December 4, 2017, the lastest practicable date before the printing of this proxy statement/prospectus, the high and low sales prices of shares of Bancorp common stock as reported on NASDAQ were $40.80 and $39.39, respectively.
As of December 4, 2017, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Bancorp and SM Bancshares, there were approximately 253 registered holders of Bancorp common stock and 42 registered holders of SM Bancshares common stock.
SM Bancshares shareholders are advised to obtain a current market quotation for Bancorp's common stock. Current market quotations for SM Bancshares' common stock are not available. The market price of Bancorp common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Bancorp common stock before or after the effective date of the merger.  Changes in the market price of Bancorp common stock prior to the completion of the merger will affect the value of the stock portion of the merger consideration that holders of SM Bancshares common stock will receive upon completion of the merger.

DESCRIPTION OF BANCORP'S CAPITAL STOCK
The following information regarding the material terms of Bancorp's capital stock is qualified in its entirety by reference to Bancorp's articles of incorporation.
General
Bancorp's authorized capital stock currently consists of:
•	12,000,000 shares of common stock, $0.01 par value per share; and
•	500,000 shares of preferred stock, $0.01 par value per share.
As of December 4, 2017, there were 8,588,338 shares of Bancorp common stock issued and outstanding. No shares of Bancorp preferred stock are currently outstanding. Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Common Stock
Each share of Bancorp common stock has the same relative rights and is identical in all respects with each other share of Bancorp common stock. Common shareholders of Bancorp do not have the right to vote cumulatively in the election of directors.  Subject to any prior rights of the holders of preferred shares, each outstanding Bancorp common shares is entitled to such dividends as may be declared from time to time by Bancorp's board of directors out of legally available funds.  In the event of Bancorp's liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock.  Bancorp common shareholders have no preemptive rights and no right to convert of exchange their shares of common stock into any other securities.
Preferred Stock
Bancorp's board of directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (none of which are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series.  Bancorp's board of directors may, generally without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders.  Any preferred shares issued would also rank senior to Bancorp's common stock as to rights upon liquidation, winding-up or dissolution.  The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of Bancorp.  Bancorp has no present plans to issue any preferred shares.
Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, Bancorp's charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Bancorp. See "Comparison of Shareholder Rights."

COMPARISON OF SHAREHOLDER RIGHTS
SM Bancshares and Bancorp are both incorporated under the laws of the State of Missouri.  The rights of holders of SM Bancshares common stock are governed by the laws of the state of Missouri and SM Bancshares' articles of incorporation and bylaws.  The rights of holders of Bancorp stock are governed by the laws of the state of Missouri and Bancorp's articles of incorporation and bylaws. Consequently, after the merger, the rights of former shareholders of SM Bancshares who receive shares of Bancorp common stock in the merger will be determined by reference to Bancorp's articles of incorporation and bylaws and Missouri law.
This section describes certain differences between the rights of SM Bancshares shareholders and Bancorp shareholders, including those which may be material.  This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the MGBCL, and to Bancorp's articles of incorporation and bylaws and SM Bancshares' articles of incorporation and bylaws.   Copies of Bancorp's articles of incorporation and bylaws have been filed by Bancorp with the SEC. See "Where You Can Find More Information." Copies of SM Bancshares' articles of incorporation and bylaws are available upon written request to Jerry Morgan, Chief Executive Officer, Southern Missouri Bancshares, Inc., 1292 Banning Street, Marshfield, MO 65706, or by phone at (417) 859-1292.
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Capitalization:
The articles of incorporation of SM Bancshares authorize 100,000 shares of capital stock, which is made up solely of common stock, $1.00 par value per share.
As of September 30, 2017, there were 39,356 shares of SM Bancshares common stock issued and outstanding.

The articles of incorporation of Bancorp authorize 12,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.
As of September 30, 2017, there were 8,591,363 shares of Bancorp common stock and no shares of Bancorp preferred stock issued and outstanding.
Bancorp's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Bancorp's board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto.

Corporate Governance:
The rights of the SM Bancshares shareholders are governed by Missouri law and the articles of incorporation and bylaws of SM Bancshares.	The rights of the Bancorp shareholders are governed by Missouri law and the articles of incorporation and bylaws of Bancorp.
Convertibility of Stock:
The common stock of SM Bancshares is not convertible into any other securities of SM Bancshares.	The common stock of Bancorp is not convertible into any other securities of Bancorp.

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Preemptive Rights:
Preemptive rights are denied pursuant to SM Bancshares' articles of incorporation.	Preemptive rights are denied pursuant to Bancorp's articles of incorporation.
Election of Directors:
SM Bancshares' articles of incorporation provide that the number of directors shall be nine, or such other number as may be fixed from time to time in the manner provided in the company's bylaws.  SM Bancshares currently has nine directors.
The bylaws of SM Bancshares provide that all elections for directors are to be determined by a plurality of the votes cast.

The bylaws of SM Bancshares provide that, with the exception of board vacancies, directors shall be elected at the annual meeting of the shareholders for a one-year term.  Shareholders of SM Bancshares are not entitled to cumulate votes in the election of directors.

Bancorp's articles of incorporation provide that Bancorp will have the number of directors as may be fixed from time to time by its board of directors, provided that such number may not be less than five or more than 15.  Bancorp currently has nine directors.

Shareholders of Bancorp are not entitled to cumulate votes in the election of directors. Except with respect to any directors who may be elected by any class or series of Bancorp preferred stock, Bancorp's board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.

Removal of Directors and Board Vacancies:
SM Bancshares' bylaws provide that the shareholders have the power by an affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors at any regular meeting or special meeting expressly called for that purpose, to remove any director from office, with or without cause.

SM Bancshares' bylaws also provide that, if the office of any director is or becomes vacant by reason of death, resignation, removal, or due to an increase in the number of directors, a majority of the surviving or remaining directors, though less than a quorum, may appoint a director to fill the vacancy until a successor has been duly elected at an annual meeting of SM Bancshares' shareholders.

Bancorp's articles of incorporation provide that any director or the entire board of directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

Bancorp's articles of incorporation also provide that any vacancy on the board shall be filled by a majority of the directors then in office (even if less than quorum). Any director elected to fill a vacancy in any class will have a term that expires at the next election of directors by the shareholders.

Bancorp's articles of incorporation provide further that any increase or decrease in the number of directors is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Amendment of Governing Documents:
SM Bancshares' articles of incorporation generally may be amended at any annual or special meeting of the SM Bancshares shareholders by a vote of a majority of the	Bancorp's articles of incorporation generally may be amended upon approval by its board of directors and the holders of a majority of the outstanding shares of

SM BANCSHARES	BANCORP

shares which are issued and outstanding and entitled to vote, except where a higher percentage is required by the articles of incorporation or by law.  The provision of SM Bancshares' articles of incorporation which limits personal liability of SM Bancshares' directors may not be amended except upon the affirmative vote of the holders of two-thirds or more of the issued and outstanding shares of SM Bancshares common stock which are entitled to vote.
SM Bancshares' bylaws may be amended by the affirmative vote of a majority of the company's board of directors.

Bancorp common stock. The amendment of the provisions of Bancorp's articles of incorporation pertaining to certain business combinations requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the  election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested shareholder or its affiliates and associates, voting together as a single class.  In addition, an amendment of the provisions of Bancorp's articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, unless the amendment has been approved by Bancorp's board of directors by a 66 2/3% vote.

Bancorp's bylaws may be amended either by its board of directors, by a vote of two-thirds of the board, or by Bancorp's shareholders, by the vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Actions; Vote Requirements; Voting Limitations:
Missouri law and SM Bancshares' bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of stockholders at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or before the date that the interested shareholder became an

Missouri law and Bancorp's bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of stockholders at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.
Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

Bancorp's articles of incorporation provides that certain business combinations (for example, mergers or consolidations, significant asset sales and significant stock issuances) involving "interested shareholders" of Bancorp require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested shareholder and its affiliates and associates, voting together as a single class, unless a majority of the whole board has approved a memorandum of understanding

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interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.  After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Each share of SM Bancshares common stock has one vote for each matter properly brought before the shareholders.

The MGBCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

SM Bancshares' bylaws provide that special meetings of shareholders may only be called by SM Bancshares' board of directors.

with the interested shareholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested shareholder became an interested shareholder. An "interested shareholder" for purposes of this provision generally means a person who is a 10% or greater shareholder of Bancorp or who is an affiliate or associate of Bancorp and at any time within the prior two years was a 5% or greater shareholder of Bancorp.

The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or before the date that the interested shareholder became an interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.  After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Each share of Bancorp common stock has one vote for each matter properly brought before the shareholders, provided that under Bancorp's articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Bancorp common stock may not vote the excess shares without the prior approval of a majority of the whole board (defined as the total number of directors Bancorp would have if there were no vacancies on its board).

The MGBCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by

SM BANCSHARES	BANCORP

shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

Bancorp's bylaws provide that special meetings of shareholders may only be called by Bancorp's board of directors.

Indemnification; Limitation of Director Liability:
SM Bancshares' articles of incorporation permit SM Bancshares to agree to the terms and conditions upon which any director, officer, employee or agent of SM Bancshares may be indemnified.

SM Bancshares' bylaws require the corporation to  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the SM Bancshares) by reason of the fact that such person is or was a director or officer of the SM Bancshares, or is or was serving at the request of the SM Bancshares as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the SM Bancshares, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to actions by or in the right of SM Bancshares, the bylaws provide that SM Bancshares must indemnify any person who was or is a party or is threatened to be made a party to such an action because of the fact that such person is or was a director or officer of SM Bancshares, or is or was serving at the request of SM Bancshares, as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorney fees and amounts paid in settlement, actually and reasonably incurred by such person in connection with the defense

Bancorp's articles of incorporation require Bancorp to indemnify any present or former director or executive officer of Bancorp or any subsidiary of Bancorp against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Bancorp or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Bancorp's articles of incorporation permit Bancorp, to the extent its board of directors deems appropriate, to indemnify any present or former nonexecutive officer, or employee or agent of Bancorp or any subsidiary or any person who was serving at the request of Bancorp as a director, officer, employee or agent of another entity against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Bancorp or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an

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or settlement of the action or suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of SM Bancshares.  Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to SM Bancshares unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

SM Bancshares' bylaws permit (but do not require) it to give further indemnity, in addition to the indemnity required above, to any person who is or was a director, officer, employee, or agent, or to any person who is or was serving at the request of SM Bancshares as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in SM Bancshares' articles of incorporation; (ii) authorized, directed, or provided for in bylaws or in any agreement of SM Bancshares which has been adopted by the shareholders of SM Bancshares, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which has been finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

The articles of incorporation provides that no director of SM Bancshares will be personally liable to SM Bancshares or its shareholders for breach of fiduciary duty as a director, except for liability of a director for (i) a breach of a director's duty of loyalty to SM Bancshares or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to SM Bancshares or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.
accounting for profits pursuant to Section 16(b) of the Exchange Act.

Advance Notice Regarding Shareholder Proposals and Shareholder Nominations of Candidates for Election to the Board of Directors:
SM Bancshares' articles of incorporation and bylaws do not require advance notice regarding shareholder proposals or shareholder nominations of candidates for election to SM Bancshares' board of directors at its

Bancorp's bylaws provide that it must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the

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annual shareholder meetings.
preceding year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, Bancorp must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.
Bancorp's bylaws also provide that it must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days' notice or prior public announcement of the date of the meeting is given or made to shareholders, Bancorp must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

LEGAL MATTERS
The validity of the shares of Bancorp common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain U.S. federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Carnahan, Evans, Cantwell & Brown, P.C., Springfield, Missouri.
EXPERTS
The consolidated financial statements of Bancorp appearing in Bancorp's Annual Report (Form 10-K) as of and for the years ended June 30, 2017 and 2016 and for each year in the three-year period ended June 30, 2017 have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bancorp's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.
Bancorp filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Bancorp common stock to be issued in the merger to the holders of SM Bancshares common stock.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of

Bancorp in addition to being a proxy statement of SM Bancshares for the special meeting of SM Bancshares' shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding Bancorp into this proxy statement/prospectus, which means that important business and financial information about Bancorp can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Bancorp files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Bancorp has previously filed with the SEC and all documents filed by Bancorp with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.
Bancorp Filings (SEC file number 000-23406)
This proxy statement/prospectus incorporates by reference the documents listed below that Bancorp has previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).
Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended June 30, 2017
• Quarterly Reports on Form 10-Q	For the quarters ended September 30, 2017
• Current Reports on Form 8-K	Filed on August 21, 2017, October 19, 2017 and November 1, 2017

Except where the context otherwise indicates, Bancorp supplied all information contained or incorporated by reference in this document relating to Bancorp and SM Bancshares supplied all information contained in this proxy statement/prospectus relating to SM Bancshares.
You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning Bancorp at the address and telephone number that follows:
Bancorp Documents
Attention: Investor Relations
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

If you would like to request documents from Bancorp, you must do so by January 8, 2018 to receive them before the special meeting of SM Bancshares' shareholders.
Neither Bancorp nor SM Bancshares has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
SOUTHERN MISSOURI BANCORP, INC.,
SOUTHERN MISSOURI ACQUISITION CORP.
and
SOUTHERN MISSOURI BANCSHARES, INC.

Dated as of August 17, 2017

A-i

TABLE OF CONTENTS
Page

RECITALS		A-1

ARTICLE I THE MERGER		A-1

1.1	The Merger.	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Conversion of Stock.	A-2
1.5	Incorporation Documents and By-Laws of the Surviving Company.	A-4
1.6	Directors and Officers	A-4
1.7	The Bank Merger	A-4

ARTICLE II DELIVERY OF MERGER CONSIDERATION		A-4

2.1	Exchange Agent	A-4
2.2	Deposit of Merger Consideration	A-4
2.3	Delivery of Merger Consideration	A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		A-6

3.1	Organization and Standing.	A-7
3.2	Capitalization	A-7
3.3	Subsidiaries	A-7
3.4	Corporate Power	A-8
3.5	Authority; No Violation	A-8
3.6	Consents and Approvals	A-9
3.7	Financial Reports; Absence of Certain Changes or Events.	A-9
3.8	Litigation	A-10
3.9	Regulatory Matters.	A-10
3.10	Compliance with Laws	A-10
3.11	Material Contracts; Defaults	A-11
3.12	Brokers Fees.	A-12
3.13	Employee Benefit Plans.	A-12
3.14	Labor Matters.	A-14
3.15	Seller Information	A-14
3.16	Takeover Laws	A-14
3.17	Environmental Matters	A-14
3.18	Tax Matters	A-14
3.19	Risk Management Instruments	A-15
3.20	Books and Records	A-15

A-ii

3.21	Insurance	A-15
3.22	No Registration Obligation	A-15
3.23	Accounting and Internal Controls.	A-15
3.24	Properties	A-16
3.25	Allowance for Loan Losses	A-16
3.26	Material Interests of Certain Persons.	A-16
3.27	Indemnification	A-17
3.28	Loan Portfolio	A-17
3.29	Securities Portfolio	A-18
3.30	Intellectual Property	A-18
3.31	Seller Information	A-18
3.32	Reorganization	A-18
3.33	Fiduciary Business.	A-18
3.34	Indemnification	A-18
3.35	Representations Not Misleading	A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		A-19

4.1	Organization and Standing.	A-19
4.2	Capitalization.	A-19
4.3	Subsidiaries	A-19
4.4	Corporate Power	A-19
4.5	Corporate Authority	A-20
4.6	Consents and Approvals; No Defaults.	A-20
4.7	Financial Reports and SEC Documents; Absence of Certain Changes or Events.	A-20
4.8	Litigation	A-21
4.9	Regulatory Matters"	A-21
4.10	Compliance with Laws.	A-22
4.11	Employee Benefit Plans.	A-22
4.12	Labor Matters	A-24
4.13	Takeover Laws	A-24
4.14	Environmental Matters	A-24
4.15	Tax Matters	A-24
4.16	Risk Management Instruments	A-25
4.17	Books and Records	A-25
4.18	Insurance	A-25
4.19	Funds Available	A-25

A-iii

4.20	Allowance for Loan Losses	A-25
4.21	Loan Portfolio	A-25
4.22	Securities Portfolio	A-26
4.23	Reorganization	A-26
4.24	Buyer Information	A-26
4.25	Fiduciary Business	A-26
4.26	Ownership of Seller Capital Stock	A-26
4.27	Representations Not Misleading	A-27

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-27

5.1	Forbearances of Seller	A-27
5.2	Forbearances of Buyer	A-30

ADDITIONAL AGREEMENTS		A-30

6.1	Regulatory Matters.	A-30
6.2	Access to Information; Current Information; Consultation.	A-32
6.3	Shareholder Meeting	A-33
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.	A-33
6.5	Employee Matters.	A-33
6.6	Officers' and Directors' Insurance; Indemnification.	A-34
6.7	No Solicitation.	A-35
6.8	Notification of Certain Matters	A-36
6.9	Correction of Information	A-36
6.10	System Integration	A-37
6.11	Coordination; Integration	A-37
6.12	Delivery of Agreements	A-37
6.13	Press Releases	A-37

ARTICLE VII CONDITIONS PRECEDENT		A-37

7.1	Conditions to Each Party's Obligations	A-37
7.2	Conditions to Obligations of Buyer	A-37
7.3	Conditions to Obligations of Seller	A-39

ARTICLE VIII TERMINATION AND AMENDMENT		A-39

8.1	Termination	A-39
8.2	Effect of Termination	A-40
8.3	Fees and Expenses	A-40
8.4	Termination Fee.	A-41
8.5	Amendment	A-41
8.6	Extension; Waiver	A-41

A-iv

ARTICLE IX GENERAL PROVISIONS		A-41

9.1	Closing	A-41
9.2	Nonsurvival of Representations, Warranties and Agreements	A-41
9.3	Notices	A-42
9.4	Interpretation	A-42
9.5	Counterparts	A-43
9.6	Entire Agreement	A-43
9.7	Governing Law	A-43
9.8	Publicity	A-43
9.9	Assignment; Third Party Beneficiaries	A-43
9.10	Specific Performance; Time of the Essence	A-43

EXHIBITS

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Bank Plan of Merger

A-v

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	A-35
Acquisition Proposal	A-36
Aggregate Merger Consideration	A-2
Agreement	A-1
Articles of Merger	A-2
Average Closing Price	A-2
Bank Merger	A-2
Bank Merger Certificates	A-4
Bank Plan of Merger	A-4
Buyer	A-1
Buyer Common Stock	A-2
Buyer Compensation and Benefit Plans	A-22
Buyer Consultants	A-22
Buyer Directors	A-22
Buyer Disclosure Schedule	A-19
Buyer Employees	A-22
Buyer ERISA Affiliate	A-23
Buyer ERISA Affiliate Plan	A-23
Buyer Pension Plan	A-22
Buyer's SEC Documents	A-20
Cancelled Shares	A-3
Certificate	A-2
Change in Recommendation	A-36
Claim	A-36
Closing	A-41
Closing Date	A-41
Code	A-1
Confidentiality Agreement	A-33
Covered Employees	A-33
Dissenting Shares	A-3
Division	A-9
DPC Common Shares	A-3
Effective Time	A-2
Enforceability Exception	A-8
Exchange Agent	A-4
Exchange Agent Agreement	A-4
Exchange Fund	A-5
FDIC	A-8
Federal Reserve Board	A-9
FHLB	A-8
Form S-4	A-9
GAAP	A-7
GBCLM	A-1
Governmental Entity	A-9
Insurance Amount	A-34
Intellectual Property	A-18
Letter of Transmittal	A-5

A-vi

Loans	A-17
Material Adverse Effect	A-7
Measuring Date	A-3
Merger	A-1
Merger Sub	A-1
Mergers	A-1
Missouri Secretary of State	A-2
Nasdaq	A-2
Outstanding Seller Common Stock	A-2
Parties	A-1
Per Share Cash Consideration	A-2
Per Share Stock Consideration	A-2
Previously Disclosed	A-6, A-19
Proxy Statement	A-9
Regulatory Authorities	A-10
Requisite Regulatory Approvals	A-38
SEC	A-9
Second Articles of Merger	A-4
Second Effective Time	A-4
Second Step Merger	A-1
Seller	A-1
Seller Articles	A-7
Seller Board Recommendation	A-32
Seller Bylaws	A-7
Seller Common Stock	A-2
Seller Compensation and Benefit Plans	A-12
Seller Confidential Information	A-35
Seller Consultants	A-12
Seller Contracts	A-11
Seller Directors	A-12
Seller Disclosure Schedule	A-6
Seller Employees	A-12
Seller ERISA Affiliate	A-12
Seller ERISA Affiliate Plan	A-12
Seller Financial Statements	A-9
Seller Indemnified Party	A-35
Seller Individuals	A-35
Seller Pension Plan	A-12
Seller Representatives	A-35
Seller Shareholder Approval	A-8
Seller Shareholder Meeting	A-33
Seller's Capital	A-3
SMB	A-1
Southern Bank	A-1
Subsidiary	A-7
Superior Proposal	A-36
Surviving Bank	A-4
Surviving Company	A-1
Surviving Corporation	A-1
Takeover Laws	A-14
Tax	A-15

A-vii

Tax Return	A-15
Taxes	A-15
Termination Fee	A-41
Transaction Expenses	A-3
Trust Account Common Shares	A-3
Unduly Burdensome Condition	A-38
Voting Agreement	A-1

A-viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 17, 2017 (this "Agreement"), by and between Southern Missouri Bancorp, Inc., a Missouri corporation ("Buyer"), Southern Missouri Acquisition Corp., a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer ("Merger Sub"), and Southern Missouri Bancshares, Inc., a Missouri corporation ("Seller", and together with Buyer and Merger Sub, the "Parties").
RECITALS
A.          The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Seller (the "Merger"), so that Seller is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Company") in the Merger.
B.          As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), Buyer shall cause the Surviving Company to be merged with and into Buyer (the "Second Step Merger", and together with the Merger, the "Mergers"), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the "Surviving Corporation").
C.          For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Section 354 and 361 of the Code.
D.          Following the Second Step Merger, Southern Missouri Bank of Marshfield, a Missouri chartered bank and wholly owned subsidiary of Seller ("SMB"), will be merged (the "Bank Merger") with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer ("Southern Bank").
E.          As a condition to the willingness of Buyer to enter into this Agreement, substantially all of the directors and executive officers of Seller have entered into a voting agreement ("Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Buyer.
F.          The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations section 1.368-2(g).
G.          The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I

THE MERGER
1.1	The Merger.
(a)          Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the "GBCLM"), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into Seller. Seller shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b)          Subject to the consent of Seller, which shall not be unreasonably withheld or delayed, Buyer may at any time change the method of effecting the combination and/or the Bank Merger if and to the extent requested by Buyer; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2
Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed, to the extent required, with the Secretary of State of the State of Missouri (the "Missouri Secretary of State"), articles of merger as provided in the GBCLM (the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").

1.3	Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.
1.4	Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:
(a)          Each share of common stock, $0.01 value, of Buyer ("Buyer Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
(b)          Subject to Sections 1.4(e), (f), and (g), each share of common stock, $1.00 par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive:

(i)
Per Share Cash Consideration:  A cash amount equal to the quotient of (1) 25% of the Aggregate Merger Consideration (which shall be equal to 1.4 times Seller's Capital (defined below), subject to adjustment pursuant to Section 1.4 (c)), divided by (2) the number of shares of Seller Common Stock that will be issued and outstanding immediately prior to Closing (the "Outstanding Seller Common Stock") (the "Per Share Cash Consideration"); and

(ii)	Per Share Stock Consideration: The number of shares of Buyer Common Stock equal to the quotient of (1) three times the Per Share Cash Consideration, divided by (2) the Average Closing Price;

"Average Closing Price" means the average of the daily closing sale prices (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the twenty (20) trading days ending on and including the fifth trading day immediately preceding the date of execution of this Agreement.

All of the shares of Outstanding Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Outstanding Seller Common Stock (each, a "Certificate"), (it being understood that any reference to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Outstanding Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)          For purposes of this Agreement, "Seller's Capital" means the consolidated equity capital of Seller determined in accordance with GAAP (adjusted for the after-tax cost of the accrual of the Transaction Expenses (defined below) as of the close of business on the last business day of the month immediately preceding the Effective Date (the "Measuring Date") which have not already been paid or accrued prior to that time), less the cost of contract termination charges of Seller or any Subsidiary triggered as a result of the Merger which exceed $175,000.
"Transaction Expenses" means the fees, expenses and costs (i) of accountants, financial advisors, counsel and other advisors incurred by Seller and SMB in connection with the Merger and the transactions contemplated thereby, (ii) for all costs in securing Seller shareholder approval, and (iii), for any severance payments, change in control payments or retention payments to Seller or any of its Subsidiaries' employees deemed necessary or appropriate by Seller and Buyer in connection with the Merger as set forth in Section 1.4(c) of the Seller Disclosure Schedule.
(d)          Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller's Capital as contemplated by Section 1.4(c).  If Buyer disagrees with such calculation of Seller's Capital, then Seller and Buyer shall attempt to resolve any such disagreement.  If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.
(e)          All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(f)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Outstanding Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(g)          Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected ("Dissenting Shares"), to the extent available under the GBCLM.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM.  Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.

1.5
Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6
Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7
Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

1.8
The Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger ("Second Articles of Merger") relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the "Second Effective Time"). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9
The Bank Merger.  Immediately after the Second Step Merger, or at such later time as Buyer may determine in its sole discretion, Buyer intends to merge SMB with and into Southern Bank in accordance with the provisions of applicable banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of SMB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause SMB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").

ARTICLE II

DELIVERY OF MERGER CONSIDERATION
2.1          Exchange Agent.  Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2          Deposit of Merger Consideration.  At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the Aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3          Delivery of Merger Consideration.
                              (a)          As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

                              (b)          Within five (5) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder's Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

                              (c)          No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

                              (d)          In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

                    (e)          After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

                    (f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

                    (g)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer.  In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the "Seller Disclosure Schedule") or as previously provided to Buyer ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:

3.1          Organization and Standing.
(a)          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.  Seller is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, a Material Adverse Effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Seller (the "Seller Articles") and the bylaws of Seller (the "Seller Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.
(b)          SMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. SMB is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on SMB.
3.2          Capitalization.  As of the date hereof, the authorized capital stock of Seller consists exclusively of 100,000 shares of capital stock, which is made up of (i) 100,000 shares of Seller Common Stock, of which as of the date hereof 39,356 shares are issued and outstanding; and (ii) zero (0) shares of undesignated preferred stock, par value $0 per share, no shares of which are issued or outstanding.  Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).
3.3          Subsidiaries.
(a)          Seller has Previously Disclosed a list of all of its Subsidiaries (which includes SMB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of SMB consists of 100,000 shares of common stock, par value $1.00 per share, of which 39,356 shares are issued and outstanding, (ii) Seller owns 100% of the issued and outstanding shares of the common stock of SMB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3 of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.  There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of SMB are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.  Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").  Southern Missouri Bancshares, Inc. has non-readily marketable securities on its balance sheet by way of investment in Three Shores Bancorp.
(b)          Seller has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.
(c)          Each of Seller's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.
3.4          Corporate Power.  Each of Seller and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and SMB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of Seller and, as applicable, subject to the receipt of the approval of the stockholders of SMB for the Bank Merger, to consummate the transactions contemplated hereby.
3.5          Authority; No Violation.
(a)          Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller.  The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock (the "Seller Shareholder Approval"), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).
(b)          Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by SMB, nor the consummation of the Merger by Seller or the Bank Merger by SMB, nor compliance by Seller or SMB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval and approval of the Bank Plan of Merger by the Bank shareholders are obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming that the Seller Shareholder Approval and the approval of the Bank Plan of Merger by the Bank shareholders are obtained, and further assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.6          Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the "Division") and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Seller's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the "Form S-4") and declaration of effectiveness of the Form S-4, (e) the filing of the Articles of Merger with the Director and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self regulatory organization (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by SMB of the Bank Merger.  As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.7	Financial Reports; Absence of Certain Changes or Events.
(a)          Seller has made available to Buyer copies of the compilation reports and financial statements of Seller as of and for the years ended December 31, 2015 and December 31, 2016, the unaudited financial statements of Seller as and for the six months ended June 30, 2017, and the Call Reports of SMB for the same periods (the "Seller Financial Statements"). The Seller Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and its Subsidiaries at the dates and for the periods indicated, as applicable.
(b)          The accounting books and records of Seller and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.
(c)          Since December 31, 2016, Seller and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(d)          Since December 31, 2016, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Article III or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Seller and its Subsidiaries.
(e)          Except as Previously Disclosed, none of Seller or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or any of its Subsidiaries) required in accordance with GAAP to be reflected in the balance sheets of Seller or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2016 or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2016 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.
3.8          Litigation.  Except as set forth in Schedule 3.8 of the Seller Disclosure Schedule, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
3.9	Regulatory Matters.
(a)          Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").
(b)          Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(c)          Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
(d)          Since December 31, 2014, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of SMB by any Regulatory Authority, SMB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.
3.10	Compliance with Laws. Each of Seller and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries;

(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller's knowledge, do any grounds for any of the foregoing exist);
(d)           is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)          is in compliance with its articles of incorporation and bylaws or equivalent documents.
SMB has a CRA rating of "satisfactory" or better.  To the knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause SMB's CRA rating to fall below "satisfactory."
3.11          Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or SMB entering into this Agreement, the approval of this Agreement by Seller's stockholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any "material contract" within the meaning of Item 601(b) of the SEC's Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the "Seller Contracts"). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than $20,000 per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.12          Brokers Fees.  No action has been taken by Seller or SMB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.
3.13          Employee Benefit Plans.
(a)          Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Seller Employees"), current or former consultant (the "Seller Consultants") or current or former director (the "Seller Directors") of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the "Seller Compensation and Benefit Plans").  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.
(b)          Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Seller Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits.  Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Seller ERISA Affiliate") which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Seller ERISA Affiliate Plan").  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller's Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.
(g)          With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of existing: (i) Seller Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Forms 5500 filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(h)          Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (i) entitle any Employee, Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.
(i)          Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(j)          As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of Seller or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(k)          As of the Effective Date, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.

(l)          Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
3.14          Labor Matters.  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller's knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
3.15          Seller Information. The information relating to Seller and its Subsidiaries which is provided by Seller or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.16          Takeover Laws.  Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state applicable to Seller (collectively, "Takeover Laws").
3.17          Environmental Matters.  To Seller's knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
3.18          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.  Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2016.  Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2016, in excess of the amounts accrued with respect thereto that are reflected in the Seller Unaudited Financial Statements as of December 31, 2016.  As of the date hereof, neither Seller nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.
As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.  The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.
3.19          Risk Management Instruments.  Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of one or more of Seller's Subsidiaries or their customers.
3.20          Books and Records.  The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and stockholders of Seller and its Subsidiaries.
3.21          Insurance.  Section 3.21 of Seller's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Seller or its Subsidiaries.  Seller and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.
3.22          No Registration Obligation.   Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.
3.23          Accounting and Internal Controls.
(a)          The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-

direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.
(b)          Since December 31, 2014, neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
3.24          Properties.  All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24(d) of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24(e) of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance, with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller and its Subsidiaries.
3.25          Allowance for Loan Losses.  The allowance for loan losses reflected on Seller's consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
3.26	Material Interests of Certain Persons.
(a)          No officer, director or employee of Seller or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.
(b)          Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by SMB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of SMB in accordance with applicable laws and regulations.

3.27          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.
3.28          Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Seller or any Subsidiary of Seller is a creditor which, as of June 30, 2017, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the outstanding Seller Common Stock, or to the knowledge of Seller, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of May 31, 2017, were classified by Seller as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of July 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.
(b)          To Seller's knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.
(c)          Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.
(e)          None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(f)          There are no outstanding Loans made by Seller or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.  SMB has two employee home loans which were made at cost of funds plus 1% and shown on the Disclosure Schedules.
(g)          Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.29          Securities Portfolio.  All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected in the Seller Financial Statements as of June 30, 2017 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.  Southern Missouri Bancshares, Inc. has non-readily marketable securities on its Balance Sheet by way of investment in Three Shores Bancorp.
3.30          Intellectual Property.  Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and\or any of its subsidiaries (collectively, "Intellectual Property") free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries.  Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available "shrink wrap" or "click wrap" licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries infringes on the rights of any other Person, and to the knowledge of Seller, no Person is infringing on the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.
3.31          Seller Information.  The information relating to Seller and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading..
3.32          Reorganization.  Neither Seller nor SMB has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
3.33          Fiduciary Business.  Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
3.34          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Seller or any of its Subsidiaries.

3.35          Representations Not Misleading.  No representation or warranty by Seller in this Agreement, or in any document furnished to Buyer or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
          Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the "Buyer Disclosure Schedule") or as previously provided to Seller ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer's SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as follows:

4.1          Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board.
4.2	Capitalization.
(a)          As of the date hereof, the authorized capital stock of Buyer consists of (i) 12,000,000 shares of Buyer Common Stock, of which as of the date hereof, 8,591,363 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, except as set forth in Section 4.2(a) of Buyer's Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  As of the date hereof, Buyer had 44,000 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options.  The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(b)          The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.
4.3          Subsidiaries.  Each of Buyer's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity.
4.4          Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.
4.5          Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the board of directors of Buyer and Merger Sub and the board of directors of Merger Sub.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
4.6          Consents and Approvals; No Defaults.
(a)          Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)          Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.
4.7          Financial Reports and SEC Documents; Absence of Certain Changes or Events.
(a)          Buyer's Annual Report on Form 10-K for each of the fiscal years ended June 30, 2014, 2015 and 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 2016 and prior to the Effective Time, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively "Buyer's SEC Documents"), as of the date filed, (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Buyer contained in or incorporated by reference into any of Buyer's SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements of Buyer in any of Buyer's SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.
(b)          BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(c)          Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2014, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.
(d)          The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.
Since June 30, 2014, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer's outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer's auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule.  As used in this Section 4.7(d), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)          Since June 30, 2016, Buyer and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
(f)          Since June 30, 2016, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Buyer.
4.8          Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
4.9          Regulatory Matters.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31, 2014, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.  Southern Bank has a CRA rating of "satisfactory" or better.  To the knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank's CRA rating to fall below "satisfactory."
4.10	Compliance with Laws.
Each of Buyer and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;
(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer's knowledge, do any grounds for any of the foregoing exist); and
(d)          is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.
4.11          Employee Benefit Plans.
(a)          Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Buyer Employees"), current or former consultant (the "Buyer Consultants") or current or former director (the "Buyer Directors") of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the "Buyer Compensation and Benefit Plans").
(b)          Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Buyer Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Buyer ERISA Affiliate") which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Buyer ERISA Affiliate Plan").  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer's financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.
(g)          The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.
(h)          Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(i)          Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.
4.12          Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer's knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
4.13          Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.
4.14          Environmental Matters.  To Buyer's knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.
4.15          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2016. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2016, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2016.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.16          Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer's own account, or for the account of one or more of Buyer's Subsidiaries or their customers.
4.17          Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
4.18          Insurance.  Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
4.19          Funds Available.  Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.
4.20          Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
4.21	Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 4.21(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of June 30, 2017 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $500,000 or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any affiliate of any of the foregoing.  Set forth in Section 4.21(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of June 30, 2017, were classified by Buyer as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of July 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.
(b)          To Buyer's knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectibility of any such Loan.
(c)          Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its

Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.21(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer Financial Statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.
(e)          There are no outstanding Loans made by Buyer or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)          Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.22          Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
4.23          Reorganization.  Neither Buyer nor the Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
4.24          Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25          Fiduciary Business.  Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.26          Ownership of Seller Capital Stock.  Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.27          Representations Not Misleading.  No representation or warranty by Buyer in this Agreement, or in any document furnished to Seller or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1          Forbearances of Seller.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course.  Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

(b)          Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, enter into any agreement with respect to the foregoing, or (ii) permit any additional shares of Seller Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)          Dividends, Etc.  (i) Except as set forth in Section 5.1(c) of Seller's Disclosure Schedule (including but not limited to Seller dividends to SMB on an as needed basis to fund SMB), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Seller Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)          Compensation; Employment Agreements; Etc.  (i) Enter into or amend,  renew or terminate any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Seller or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) SMB may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, and (B) Seller and SMB may make individual cash bonus awards in the ordinary course of business consistent with past practice.

(e)          Benefit Plans.  Enter into, establish, adopt,  amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)          Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or Intellectual Properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller and its Subsidiaries taken as a whole.  Seller intends to continue to market as it has in the past its marketable securities which will not materially change the net capital.

(g)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)          Governing Documents.  Amend the Seller Articles, Seller Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Seller's Subsidiaries.

(i)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j)          Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to Seller and its Subsidiaries taken as a whole.

(k)          Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries, taken as a whole.

(l)          Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)          Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with banking regulators, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)          Indebtedness.  Except as set forth in Section 5.1(n) of Seller's Disclosure Schedule, incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the Federal Home Loan Bank of Des Moines and Federal Reserve Bank of St. Louis in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.1(u).

(o)          Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $25,000; or permit to lapse its rights in any Intellectual Property.

(p)          Loans, Loan Participations and Servicing Rights.  Except as set forth in Schedule 5.1(p), sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), any loan participations or servicing rights; provided, however, that this restriction shall not be applicable to the sale by Seller or any of its Subsidiaries of any participation that has been offered to Buyer upon Seller's standard terms for such participations, and if Buyer has declined to purchase such participation upon those terms. Seller will also agree to maintain its allowance for loan losses in a manner and level consistent with historical past practices.

(q)          Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that SMB shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(r)          Deposit Taking and Other Bank Activities.  In the case of SMB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(s)          Investments.  Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $500,000 individually or $1,000,000 in the aggregate, and in no event shall any such investment be in anything other than non-callable investment securities with a "AA" rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, SMB may acquire investment securities for its own account in the event that (i) SMB has delivered to Buyer (to the following designated representatives of Buyer: Greg Steffens, President of Southern Bank and Matt Funke, Chief Financial Officer of Southern Bank), a notice of SMB's intention to purchase such investment security and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (ii) Buyer shall not have delivered to SMB (to the following designated representative of SMB:  Jerry Morgan, Chief Executive Officer of SMB), a written objection to the purchase of such investment security within two business days following SMB's notice of intention with respect thereto.

(t)          Capital Expenditures.  Purchase or lease fixed assets other than in the ordinary course of business consistent with past practice, except for amounts Previously Disclosed or for emergency repairs or replacements.

(u)          Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $500,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $250,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, SMB may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) SMB has delivered to Buyer (to the attention of the following designated representatives of Buyer: Greg Steffens, President of Southern Bank, Justin Cox, Regional Bank President of Southern Bank and Mark Hecker, Chief Credit Officer of Southern Bank, a notice of SMB's intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to SMB (to the following designated representative of SMB:  Jerry Morgan,  Chief Executive Officer of SMB), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following SMB's notice of intention with respect thereto.

(v)          Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice).

(w)          Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business).

(x)          Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(y)          Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(z)          New Lines of Business.  Develop, market or implement any new lines of business, except as required by law, rule or regulation.

(aa)          Commitments.  Agree or commit to do any of the foregoing.

5.2          Forbearances of Buyer.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:
(a)          Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer's ability to perform any of its obligations under this Agreement.

(b)          Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend (other than dividends from Southern Bank to Buyer).

(c)          Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d)          Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)          Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.

(f)          Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1	Regulatory Matters.
(a)          As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.
(b)          In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)          Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)          Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).
6.2          Access to Information; Current Information; Consultation.
(a)          Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC's EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's or Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)          Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer's sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all SMB Call Reports and regulatory information (other than correspondence which may be deemed confidential supervisory information) filed with the Federal Reserve Board, the FDIC and the Division.  Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending after June 30, 2017.  As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of SMB, (ii) the monthly analysis of SMB's investment portfolio, and (iii) an update of all of the material information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.
(d)          During the period from the date hereof to the Effective Time, immediately following each meeting of Seller's or SMB's board of directors, Seller shall provide Buyer with a copy of the board package submitted to members of such board of directors; provided however, that the board packages and notices provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the board of directors of Seller to be confidential.
(e)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of April 4, 2017 (the "Confidentiality Agreement").
(f)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3          Shareholder Meeting.  Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Seller Shareholder Meeting") for the purpose of seeking the Seller Shareholder Approval within seven (7) business days following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the "Seller Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Seller Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting.
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.
(a)          Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.
(b)          To the extent required, Buyer shall use its commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5          Employee Matters.
(a)          Following the Effective Time, Buyer shall cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of SMB on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Southern Bank; and (ii) until such time as Covered Employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a

Covered Employee's continued participation in employee benefit plans and compensation opportunities of SMB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).
(b)          To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Southern Bank shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with SMB for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Southern Bank shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Benefit Plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)          Prior to the Effective Time, and except as set forth in Section 6.5(d), Seller shall take, and shall cause its Subsidiaries to take, all reasonable actions that may be necessary or appropriate to (i) cause the Seller Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Seller Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, or (iv) notwithstanding the provisions of (i) above, to the extent agreed to by Buyer, facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)          Buyer shall cause Southern Bank to provide to a Covered Employee who is not an executive officer and not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with SMB from his or her most recent hire date with a maximum severance benefit of thirteen (13) weeks base pay, if and only if (i) such Covered Employee's employment is involuntarily terminated by Southern Bank without cause at the time of or within one (1) year following the Effective Time and (ii) such Covered Employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank.
(e)          Nothing in this Section 6.5 shall be construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, any Seller Subsidiary) to amend or terminate any Seller Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Southern Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
6.6          Officers' and Directors' Insurance; Indemnification.
(a)          Buyer shall purchase, prior to the Effective Time, a prepaid five (5) year "tail" policy providing single limit coverage under its current officers' and directors' liability and insurance policy for a premium cost not to exceed 200% of the current annual premium for such insurance (the "Insurance Amount").  If such tail policy cannot be obtained for the Insurance Amount, then Buyer shall purchase as much comparable insurance as is available for the Insurance Amount.  The officers and directors of Seller may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.
(b)          For five (5) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller (each, a "Seller Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Seller Articles or Seller Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.
(c)          In connection with the indemnification provided pursuant to Section 6.6(b), Buyer (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.
(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.
(e)          In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.
6.7	No Solicitation.
(a)          Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, and employees (the "Seller Individuals") not to, and will use its commercially reasonable best efforts to cause Seller and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Seller Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Seller Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)          Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Seller

Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)          The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller's outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer's initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)          Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)          As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or SMB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or SMB, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 24.99%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.8          Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9          Correction of Information.  Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.10          System Integration.  From and after the date hereof, Seller shall cause SMB and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause SMB's data processing consultants and software providers to, cooperate and assist SMB and Southern Bank in connection with the planned electronic and systematic conversion of all applicable data of SMB to the Southern Bank system to occur after the Effective Time, including the training of SMB employees without undue disruption to SMB's business, during normal business hours; it being understood that such training shall be at the expense of Buyer or Southern Bank (not to include SMB's employee payroll).
6.11          Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the Chief Executive Officer and Chief Financial Officer of SMB to assist and confer with the officers of Southern Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.
6.12          Delivery of Agreements.  Seller shall cause the Voting Agreements to be executed by the directors and officers listed on Exhibit A and delivered to Buyer prior to or simultaneously with the execution of this Agreement.
6.13          Press Releases.  Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1          Conditions to Each Party's Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:
(a)          Shareholder Approval. The Seller Shareholder Approval shall have been obtained.
(b)          Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.
(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
7.2          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Broker's Fees), and 3.15 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(B)
the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.
(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to such effect.
(c)          Third Party Consents.  Seller shall have obtained the written consent from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.5(b) of the Seller Disclosure Schedule (or which was required to be set forth in Section 3.5(b) of the Seller Disclosure Schedule).
(d)          Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Buyer including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
(e)          Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and outstanding Seller Common Stock.
(f)          Opinion of Tax Counsel.  Buyer shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a

"reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Buyer and Seller.
7.3          Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:
(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(A)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.7(e) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes) and 4.25 (Buyer Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(B)
the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.
(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(c)          Opinion of Tax Counsel.  Seller shall have received an opinion from Lowther Johnson Attorneys at Law, LLC, special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Lowther Johnson Attorneys at Law, LLC may require and rely upon representations contained in letters from each of Buyer and Seller.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:

(a)          by the written mutual consent of Seller and Buyer;
(b)          by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)          by either Seller or Buyer, if the Merger shall not have been consummated on or before March 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)          by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)          by Buyer if (i) the board of directors of Seller (or any committee thereof) shall have failed to make the Seller Board Recommendation or made a Change in Recommendation or (ii) Seller shall have materially breached any of the provisions set forth in Section 6.7;
(f)          by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)          by either Seller or Buyer, if the provisions of Section 8.1(e) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2          Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4,  9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3          Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4	Termination Fee.
(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Seller shall immediately following such termination pay Buyer an amount equal to four hundred fifty thousand dollars ($450,000.00) (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within nine months of such termination Seller or SMB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be "a majority".
(c)          The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.
8.5          Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6          Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

GENERAL PROVISIONS
9.1          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date mutually agreed to by the parties which will coordinate with the date scheduled with Buyer's data processor for the conversion of Seller's data (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)         if to Buyer or Merger Sub, to:
Southern Missouri Bancorp, Inc.
 2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
 Email: GSteffens@bankwithsouthern.com

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
 3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention:  Martin L. Meyrowitz, P.C.
 Email: mey@sfttlaw.com

(b)        if to Seller, to
         Southern Missouri Bancshares, Inc.
1100 E. Stanford
Springfield, MO  65807
Attention: Jerry Morgan, CEO
Email: jmorgan@pcbcompliance.com

Mr. Kent Hyde, Chairman
1121 South Glenstone Avenue
Springfield, MO 65804-0313
Email:  kent@hydeloveoverby.com

with a copy to:
Lowther Johnson Attorneys at Law, LLC
901 St. Louis Street
20th Floor
Springfield, MO  65806
Attention: Lee J. Viorel
Email:  lviorel@lowtherjohnson.com

9.4          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6          Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.
9.8          Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9          Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Seller Indemnified Party, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10          Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

SOUTHERN MISSOURI BANCSHARES, INC.

By:	/s/ Kent O. Hyde
Name:	Kent O. Hyde
Title:	Chairman

EXHIBIT A
Voting Agreement
________ ____, 201__

Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri  63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
Dear Ladies and Gentlemen:
The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of Southern Missouri Bancshares, Inc. ("Seller").  The Shareholder understands that Southern Missouri Bancorp, Inc. ("you" or "Buyer") and Seller are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Seller with and into a subsidiary of Buyer formed for the purpose of facilitating the merger (the "Merger"), in which the outstanding shares of common stock of Seller will be exchanged for Buyer common stock and cash.
The Shareholder is entering into this Voting Agreement to induce Buyer to simultaneously enter into the Merger Agreement and to consummate the Merger.
The Shareholder confirms his, her or its agreement with Buyer as follows:
                    1.     The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock of Seller which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares").
                    2.     The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Buyer, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Buyer.
                    3.     Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares in favor of the Merger Agreement at any meeting of shareholders of Seller called to consider and vote on the Merger Agreement; provided, however, that, if the manner in which the Shares are owned is such that the Shareholder cannot absolutely cause the Shares to be so voted, the Shareholder shall use the Shareholder's best efforts to cause the Shares to be so voted.
                    4.     The Shareholder represents and warrants to Buyer that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms,

Ex A-1

subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
                    5.     This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the Merger Agreement and the transactions contemplated thereby by Seller's shareholders; (c) the effective date of any amendment to the Merger Agreement that reduces the amount of the merger consideration or alters the form of the merger consideration; or (d) mutual agreement in writing of the parties hereto providing for the termination hereof.
                    6.     This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.
                    7.     This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.
                    8.     The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
                    9.     This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
                    10.     The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Missouri.
                    11.     This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.
                    12.     Nothing in this Voting Agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Buyer any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
                    13.     The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, Buyer shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Buyer for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

Ex A-2

                    14.     The Shareholder makes no agreement or understanding in this Agreement in the Shareholder's capacity as a director or officer, as applicable, of Seller or Southern Missouri Bank of Marshfield, and nothing in this Agreement shall limit or affect any actions or omissions by the Shareholder in the Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement. No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the board of directors or an officer of Seller or Southern Missouri Bank of Marshfield.
                    15.     The Shareholder hereby authorizes Seller and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the proxy statement for the meeting of shareholders of Seller called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.
                    Please confirm that the foregoing correctly states the understanding between the Shareholder and Buyer by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Ex A-3

Signature of Shareholder:

Number of Shares of	Very truly yours,
Common Stock:_____________________	______________________________ Signature
(Print Name of Shareholder)
______________________________ (Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of _______ ___, 201__:
SOUTHERN MISSOURI BANCORP, INC.
By: ______________________________
Greg A. Steffens, President
   and Chief Executive Officer

Ex A-4

Addendum to Voting Agreement1
(for execution where Shareholder
signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated _______ ___, 201__ (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Southern Missouri Bancorp, Inc. ("Buyer")  The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Buyer and the Shareholder as follows:
(1) Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2) The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3) The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4) The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:

(Signature)

(Print Name)

Date Signed:

[1]	NTD: Obviously, this addendum has been prepared for a specific type of trust and may need to be modified on a case-by-case basis, to the extent needed.

Ex A-5

EXHIBIT B

PLAN OF MERGER

This PLAN OF MERGER (this "Plan") is made and entered into as of the ___ day of _________, 201__, by and between Southern Missouri Bank of Marshfield, a Missouri chartered commercial bank with its principal office located at 1292 Banning Street, Marshfield, MO  65706 ("SMB") and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 ("Southern").

RECITALS

WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated August 17, 2017 (the "Parent Merger Agreement") by and between Southern Missouri Bancorp, Inc., the sole owner of and holding company of Southern ("Buyer"), Southern Missouri Acquisition Corp., a first-tier transitory subsidiary of Buyer ("Merger Sub") and Southern Missouri Bancshares, Inc., the sole owner of and holding company of SMB ("Seller"); and

WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order:  (a) the merger of Seller with and into Merger Sub (the "Holding Company Merger"); and (b) the merger of SMB with and into Southern pursuant to this Plan (the "Bank Merger").

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1          Bank Merger.  SMB shall merge with and into Southern in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Seller and the consummation of the Holding Company Merger.

§ 2          Resulting Institution.  The resulting institution of the Bank Merger (the "Resulting Institution") shall be Southern, which is chartered under Missouri law.

§ 3          Home or Principal Office of the Resulting Institution.  The home or principal office of the Resulting Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901.  The branch offices of the Resulting Institution shall be the branch offices of Southern and the home and branch offices of SMB.

§ 4          Articles of Incorporation and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing Articles of Incorporation and Bylaws of Southern.

§ 5          Directors of the Resulting Institution.  The directors of the Resulting Institution shall be the directors of Southern as of immediately prior to the Bank Merger.

§ 6          Accounts.  Upon the Effective Date (as defined below), each accountholder of SMB shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held in SMB on such date, featuring the same rate, maturity and other terms.  The deposit accounts of SMB and Southern are insured by the Federal Deposit Insurance Corporation ("FDIC") and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7          Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts.  Upon the Effective Date, the separate existence of SMB shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of SMB and Southern and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in SMB or Southern shall be vested in the

Ex B-1

Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of SMB and of Southern; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by SMB and Southern or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution.  The Resulting Institution shall be deemed to be a continuation of the entity of SMB and of Southern, and shall succeed to the rights and obligations of SMB and of Southern and the duties and liabilities connected therewith, subject to Missouri law.

§ 8          Capital Stock.  As of the Effective Date, the amount of the capital stock of Southern, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of SMB, consisting solely of common stock with a par value of $_______ per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of SMB held as treasury stock by SMB at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

§ 9          Approvals.  This Plan is subject to approval by the shareholders of SMB and Southern. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Missouri law for the Bank Merger.  The Bank Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Division.

§ 10          Effective Date of Bank Merger.  The effective date of the Bank Merger (the "Effective Date") shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Missouri.  In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

§ 11          Further Actions; Amendment; Headings.

(a)          All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Merger to be filed with the Secretary of State of the State of Missouri.

(b)          No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

(c)          Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

§ 12          Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Southern and SMB.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.  After consummation of the Holding Company Merger, this Plan may be terminated by action of Buyer, which after consummation of the Holding Company Merger will be the sole shareholder of the parties hereto.

§ 13          Entire Agreement; Severability.

(a)          This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

(b)          If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

Ex B-2

§ 14          Governing Law.  This Plan and the rights and obligations under it shall be governed by the laws of the State of Missouri.  Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the State of Missouri.

§ 15          Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state officials as required by applicable law.

Ex B-3

The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

SOUTHERN BANK

By:
Greg A. Steffens, President and
Chief Executive Officer

SOUTHERN MISSOURI BANK OF MARSHFIELD

By:
Kent O. Hyde, Chairman

Ex B-4

APPENDIX B
GENERAL BUSINESS AND CORPORATION LAWS OF MISSOURI

351.455.  Shareholder entitled to appraisal and payment of fair value, when — remedy exclusive, when. —

1.  Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1)  Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
(2)  Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
(3)  Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
(4)  Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.

   2.  The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof.  Such demand shall state the number and class of the shares owned by such dissenting shareholder.  Any shareholder who:

 (1)  Fails to file a written objection prior to or at such meeting;
 (2)  Fails to make demand within the twenty-day period; or
 (3)  In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

--shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3.  Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4.  If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares.  Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5.  If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon

B-1

to the date of such judgment.  The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares.  Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation.  Such shares may be held and disposed of by the surviving or new corporation as it may see fit.  Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.  The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
7.  When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

B-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.     Indemnification of Directors and Officers.

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation's articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Article IX of the registrant's articles of incorporation provides that the registrant shall indemnify any present or former director or executive officer of the registrant or any subsidiary of the registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals. Not Applicable.

Item 22.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poplar Bluff, State of Missouri, on December 5, 2017.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Greg A. Steffens	/s/ Matthew T. Funke
Greg A. Steffens	Matthew T. Funke
President, Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: December 5, 2017	Date: December 5, 2017

*	*
L. Douglas Bagby	Ronnie D. Black
Chairman of the Board	Director

Date: December 5, 2017	Date: December 5, 2017

*	*
Todd E. Hensley	Charles R. Love
Director	Director

Date: December 5, 2017	Date: December 5, 2017

*	*
Rebecca McLane Brooks	Dennis C. Robison
Director	Director

Date: December 5, 2017	Date: December 5, 2017

*
Sammy A. Schalk	David J. Tooley
Director	Director

Date: December 5, 2017	Date:

*
John R. Abercrombie
Director

Date: December 5, 2017

*/s/ Matthew T. Funke
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of August 17, 2017, by and between Southern Missouri Bancorp, Inc. ("Southern Missouri"), Southern Missouri Acquisition Corp. and Southern Missouri Bancshares, Inc. (included as Appendix A to the accompanying proxy statement/prospectus and incorporated herein by reference)

3.1	Articles of Incorporation of Southern Missouri (filed as an exhibit to Southern Missouri's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)

3.1A
Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on November 21, 2016 and incorporated herein by reference)

3.2	Bylaws of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered*

8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters*

8.2	Opinion of Carnahan, Evans, Cantwell & Brown, P.C. as to certain federal income tax matters*

23.1	Consent of BKD, LLP*

23.2	Consents of Silver, Freedman, Taff & Tiernan LLP (included in the opinions filed as Exhibits 5.1 and 8.1)*

23.4	Consent of Carnahan, Evans, Cantwell & Brown, P.C. (included in the opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included as part of the signature page to this registration statement)*

99.1	Form of proxy card of Southern Missouri Bancshares, Inc.

*Previously filed.